Exhibit 10.1

EXECUTION VERSION

DIEBOLD NIXDORF, INCORPORATED,

as the Company

CREDIT AGREEMENT

dated as of February 13, 2024

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent and as Collateral Agent

and

THE LENDERS PARTY HERETO

i

ARTICLE III CHANGE IN CIRCUMSTANCES, TAXES		73

3.1.	Capital Adequacy	73
3.2.	Increased Costs	73
3.3.	Break Funding Payments	74
3.4.	Withholding of Taxes; Gross-Up	74
3.5.	Mitigation Obligations; Replacement of Lenders	77

ARTICLE IV CONDITIONS PRECEDENT		78

4.1.	Closing Date	78
4.2.	Conditions to Each Advance	81

ARTICLE V REPRESENTATIONS AND WARRANTIES		81

5.1.	Corporate Existence and Standing	81
5.2.	Authorization and Validity	81
5.3.	No Conflict; Government Consent	82
5.4.	Financial Statements	82
5.5.	Material Adverse Change	82
5.6.	Taxes	82
5.7.	Litigation and Guarantee Obligations	82
5.8.	Subsidiaries	83
5.9.	ERISA	83
5.10.	Accuracy of Information	83
5.11.	Regulations T, U and X	83
5.12.	[Reserved]	83
5.13.	Compliance With Laws; Properties	83
5.14.	Plan Assets; Prohibited Transactions	84
5.15.	Environmental Matters	84
5.16.	Investment Company Act	84
5.17.	Intellectual Property Matters	84
5.18.	Insurance	84
5.19.	Ownership of Properties	84
5.20.	Labor Controversies	84
5.21.	Burdensome Obligations	84
5.22.	Patriot Act	85
5.23.	Sanctions; Anti-Corruption Laws	85
5.24.	Security Documents	85
5.25.	Solvency	86
5.26.	Certificate of Beneficial Ownership	87
5.27.	Term Loan Documents	87

ARTICLE VI COVENANTS		87

6.1.	Financial Reporting	87
6.2.	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	88
6.3.	Notice of an Event of Default; Modification of Term Loan Agreement	89
6.4.	Conduct of Business	89
6.5.	Taxes	89
6.6.	Insurance	89
6.7.	Compliance with Laws	89
6.8.	Properties; Inspection	90
6.9.	Collateral Matters; Further Assurances, Etc.	90
6.10.	Maintenance of Ratings	92
6.11.	[Reserved]	92

6.12.	Guaranties	92
6.13.	Merger; Consolidations; Fundamental Changes	92
6.14.	Dispositions	93
6.15.	Investments and Acquisitions	95
6.16.	Liens	97
6.17.	Affiliates	99
6.18.	Indebtedness	100
6.19.	Negative Pledge Clauses	102
6.20.	Limitation on Restrictions on Subsidiary Distributions	103
6.21.	Swap Agreements	103
6.22.	Keepwell	104
6.23.	[Reserved]	104
6.24.	[Reserved]	104
6.25.	Restricted Payments	104
6.26.	Certain Payments of Indebtedness	105
6.27.	Amendments to Certain Agreements	106
6.28.	Certificate of Beneficial Ownership	106
6.29.	Certain Post-Closing Obligations	106
6.30.	Use of Proceeds	106
6.31.	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	106
6.32.	[Reserved]	107
6.33.	Financial Covenants	107

ARTICLE VII EVENTS OF DEFAULT		107

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		109

8.1.	Acceleration	109
8.2.	Amendments	110
8.3.	Preservation of Rights	112

ARTICLE IX [RESERVED]		113

ARTICLE X GENERAL PROVISIONS		113

10.1.	Survival of Representations	113
10.2.	[Reserved]	113
10.3.	Headings	113
10.4.	Entire Agreement; Integration	113
10.5.	Several Obligations; Benefits of this Agreement	113
10.6.	Expenses; Indemnification	113
10.7.	Severability of Provisions	114
10.8.	Non-liability of Agents and Lenders	114
10.9.	Confidentiality	115
10.10.	Non-reliance	116
10.11.	USA PATRIOT Act	116
10.12.	Interest Rate Limitation	116
10.13.	Publicity	116

ARTICLE XI THE AGENTS		117

11.1.	Appointment	117
11.2.	[Reserved]	117
11.3.	Limitation of Duties and Immunities	117
11.4.	Reliance on Third Parties	118
11.5.	Sub-Agents	118
11.6.	Successor Agent	118
11.7.	Independent Credit Decisions	119
11.8.	[Reserved]	119
11.9.	Permitted Release of Collateral and Guarantors	119
11.10.	Perfection by Possession and Control	120
11.11.	Lender Affiliates Rights	120
11.12.	[Reserved]	121
11.13.	Actions in Concert	121
11.14.	Additional Exculpatory Provisions	121
11.15.	[Reserved]	123
11.16.	Erroneous Payments	123
11.17.	Right to Indemnity	125
11.18.	Certain ERISA Matters	126

ARTICLE XII SETOFF; ADJUSTMENTS AMONG LENDERS		127

12.1.	Setoff	127
12.2.	Ratable Payments	127

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		128

13.1.	Successors and Assigns	128
13.2.	Dissemination of Information	131

ARTICLE XIV NOTICES		131

14.1.	Notices	131
14.2.	Change of Address	133

ARTICLE XV COUNTERPARTS		133

ARTICLE XVI CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY		133

16.1.	Choice of Law	133
16.2.	WAIVER OF JURY TRIAL	133
16.3.	Submission to Jurisdiction; Waivers	133
16.4.	Acknowledgments	134

ARTICLE XVII CERTAIN ADDITIONAL MATTERS		135

17.1.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	135
17.2.	Acknowledgement Regarding Any Supported QFCs	135

ARTICLE XVIII INTERCREDITOR AND/OR SUBORDINATION AGREEMENTS		136

EXHIBITS

EXHIBIT A	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	REVOLVING NOTE
EXHIBIT C	SWING LOAN NOTE
EXHIBIT D	TAX CERTIFICATE
EXHIBIT E	SOLVENCY CERTIFICATE
EXHIBIT F	COMPLIANCE CERTIFICATE

SCHEDULES

SCHEDULE 1.1(a)	COMMITMENTS
SCHEDULE 1.1(b)	INTEGRATED SERVICE CONTRACT AND INTEGRATED SERVICE CONTRACT DEBT
SCHEDULE 5.7	LITIGATION AND GUARANTEE OBLIGATIONS
SCHEDULE 5.8	SUBSIDIARIES
SCHEDULE 5.17	INTELLECTUAL PROPERTY
SCHEDULE 6.15	INVESTMENTS
SCHEDULE 6.16	LIENS
SCHEDULE 6.18	INDEBTEDNESS
SCHEDULE 6.29	POST-CLOSING OBLIGATIONS

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 13, 2024, is among DIEBOLD NIXDORF, INCORPORATED, a Delaware corporation (the “Company”), the Lenders from time to time parties hereto (as defined below) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent and Collateral Agent.

RECITALS

A. By execution and delivery of this Agreement and the other Loan Documents, the Company desires to obtain extensions of credit from the Lenders, the Guarantors agree to guarantee the Obligations, and the Company and each Guarantor agrees to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, the Collateral, on and subject to the terms and priorities set forth in the other Loan Documents.

B. The Company and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of extensions of credit under this Agreement.

C. The Lenders are willing to extend such credit to the Company on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person or, with respect to any non-Wholly Owned Subsidiary, additional Voting Stock thereof.

“Additional Agreement” has the meaning set forth in Section 11.9(e).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to the Daily Simple SOFR; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Loan denominated in Dollars, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means PNC in its capacity as contractual representative of the Lenders appointed as administrative agent pursuant to Article XI, and not in its individual capacity, and any successor Administrative Agent appointed pursuant to Article XI.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Advance” means and includes the Revolving Advances, Letters of Credit, and the Swing Loans.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of the Closing Date, entered into by and among the Company and the Administrative Agent, as amended, restated, amended and restated or otherwise modified from time to time.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Overnight Bank Funding Rate in effect on such day plus 1⁄2 of 1.00% and (c) the sum of Daily Simple SOFR in effect on such day plus 1.00%; provided that if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.20 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.20(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction to which the Company or any Guarantor is subject.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Patriot Act; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction to which the Company or any Guarantor is subject.

“Applicable Margin” means (a) in the case of Term Benchmark Loans, 4.00% and (b) in the case of Floating Rate Loans, 3.00%.

“Applicable Unused Line Fee Rate” has the meaning set forth in Section 2.5.1.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by the Administrative Agent, whether owned, operated or hosted by the Administrative Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Administrative Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” has the meaning set forth in Section 13.1.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale Prepayment Event” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 6.14 other than clauses (vi) and (xviii)) that yields gross proceeds to the Company or any Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000 in the aggregate for all such Dispositions (including any Recovery Events excluded pursuant to the definition thereof) in any fiscal year of the Company; provided that the total amount excluded pursuant to this exception shall not exceed $15,000,000 during the Term.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, substantially in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, the principal executive officers, managing members, general partners of such Person, or any other individuals authorized by such Person to represent that Person, including any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents, chief financial officer, treasurer, assistant treasurer, controller, director, secretary or assistant treasurer (but, in any event, with respect to financial matters, “Authorized Officer” shall mean such Person’s chief financial officer, treasurer, assistant treasurer or controller) or, in each case, the equivalent thereof and provided such officer is authorized to represent that Loan Party.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of ‘Interest Period’ pursuant to clause (e) of Section 2.20.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (x) any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof or (y) in the case of a solvent Lender and Parent, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Lender or Parent is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed; provided, further, that such ownership interest or appointment does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Adjusted Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.20.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date.

(1)	Adjusted Daily Simple SOFR;

(2)

the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Company, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided further that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for Dollars, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such

Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.

“Beneficial Owner” means each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Company’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Company.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning set forth in Section 2.3.5.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual violation by the Lenders or any Agent of any applicable Sanctions if the Lenders or any Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (b) with respect to a limited liability company, the board of managers or directors of the company or such managers, directors or committee serving a similar function; (c) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed. Notwithstanding the foregoing, when the term “Business Day” is used in relation to Advances referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Advances referencing the Adjusted Term SOFR Rate or any other dealings of such Advances referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) Dollars; (ii) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) Dollar denominated time deposits, certificates of deposit, demand deposits, overnight bank deposits and bankers’ acceptances of any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank, an “Approved Lender”), (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender, commercial paper with a short-term commercial paper rating of at least investment grade or the equivalent thereof, marketable short-term money market and similar funds of at least investment grade or the equivalent thereof, (v) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (vi) readily marketable direct obligations issued by (x) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (y) any foreign government or any political subdivision or public instrumentality, in each case of at least investment grade or the equivalent thereof, (vii) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (vi) above, (viii) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vii) above and (ix) other securities and financial instruments which offer a security comparable to those listed above.

“Cash Management Obligations” means the Indebtedness of any Loan Party and its Subsidiaries to the provider of any Cash Management Products and Services (including all Indebtedness owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the other Loan Documents, all Cash Management Obligations of any Loan Party owing to any of the Secured Parties shall be “Obligations” hereunder and under the other Loan Documents, and the Liens securing such Cash Management Obligations shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 2.10 hereof.

“Cash Management Products and Services” means agreements or other arrangements under which any Agent, any Lender or any Affiliate of any Agent or any Lender provides any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards (purchase cards); (e) automated clearing house (ACH) transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, overdrafts and interstate depository network services.

“Certificate of Beneficial Ownership” means a certificate in form and detail reasonably acceptable to Administrative Agent (as amended or modified by the Administrative Agent from time to time in its reasonable discretion), certifying, among other things, the Beneficial Owner of the Company.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any Person (other than a Permitted Holder), including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person (other than a Permitted Holder) shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (other than a Permitted Holder) (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30.0% of the combined voting power of the Company’s Voting Stock.

“Chapter 11 Cases” means certain of the voluntary petitions filed with the Bankruptcy Court on June 1, 2023 that commenced the Company’s and certain of the Guarantors’ respective cases and remain pending under Chapter 11 of the Bankruptcy Code.

“Chapter 11 Plan” means the Company’s and certain of the Guarantors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization, dated July 11, 2023 [Docket No. 241] and all exhibits, supplements, appendices, and schedules thereto, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Charges” has the meaning set forth in Section 10.12.

“Closing Date” means February 13, 2024.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Loan Parties, wherever located, on which Liens are or are purported to be granted pursuant to any Security Document in favor of the Collateral Agent, on behalf of the Secured Parties, to secure any of the Obligations.

“Collateral Agent” means PNC in its capacity as collateral agent appointed pursuant to Article XI and not in its individual capacity, and any successor Collateral Agent appointed pursuant to Article XI.

“Collateral and Guarantee Requirement” means, at any time and solely with respect to each Loan Party or Domestic Subsidiary of the Company not constituting an Excluded Subsidiary, the requirement that:

(a) the Administrative Agent and the Collateral Agent shall have received from (i) the Company and each Domestic Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of the Guaranty duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Guarantor after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guaranty, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) each Loan Party either (x) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, documents and, to the extent reasonably requested by the Administrative Agent or the Collateral Agent, opinions, documents and certificates of the type referred to in Section 4.1;

(b) all outstanding Equity Interests of the Subsidiaries of the Company (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received certificates or other instruments (if any) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of the Company or any Subsidiary in a principal amount of $10,000,000 or more is owing by the Company or such Subsidiary to any Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, Control Agreements and intellectual property security agreements, required by the Security Documents or Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e) the Collateral Agent shall have received as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree) (i) counterparts of a Mortgage with respect to each Mortgaged Property that is not an Excluded Asset, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Collateral Agent) of the fair market value of such Mortgaged Property and fixtures, as reasonably determined by the Company and not objected to by the Collateral Agent within five (5) Business Days after notice of such determination is provided by the Company to the Collateral Agent, issued by a nationally recognized title insurance company selected by the Company and not objected to by the Collateral Agent within five (5) Business Days after notice of such selection is provided by the Company to the Collateral Agent, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.16, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Collateral Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence of payment by the Company or any Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (vi) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and each Loan Party relating thereto), (vii) if any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Regulations and as required under Section 6.9, and (viii) such legal opinions as the Administrative Agent or the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) (i) with respect to any Required Account maintained by a Loan Party on the Closing Date, each Loan Party shall have used commercially reasonable efforts to obtain a Control Agreement with respect to such Required Account, within 90 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree), (ii) with respect to any Required Account established by a Loan Party after the Closing Date, each Loan Party shall have used commercially reasonable efforts to obtain a Control Agreement with respect to such Required Account within 90 days after the opening of such Required Account (or such later date as the Administrative Agent shall reasonably agree), and (iii) with respect to any Required Account acquired by a Loan Party after the Closing Date, each Loan Party shall have used commercially reasonable efforts to obtain a Control Agreement with respect to such Required Account, within 90 days after the date of such acquisition (or such later date as the Administrative Agent shall reasonably agree) (unless such account is closed prior to such date), in each case, unless waived by the Administrative Agent; provided that in each case of this clause (f) if after the applicable Loan Party’s use of commercially reasonable efforts to obtain such Control Agreement it is not able to obtain such Control Agreement, then the applicable Loan Party shall transfer the amounts in the applicable Required Account to another Required Account that is subject to a Control Agreement and upon such transfer shall be deemed to have complied with the requirements of this clause (f).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of, or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of guarantees by any Subsidiary (i) if, and for so long as, and to the extent, that the Administrative Agent and the Company reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such guarantees (taking into account any material adverse Tax consequences to the Company and its Subsidiaries (including the imposition of material withholding or Other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) except with respect to any Required Accounts, in no event shall Control Agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by Control Agreements, (d) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $10,000,000 and, other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $10,000,000, (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (i) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means as to any Lender, its Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning set forth in the preamble hereto.

“Company’s Account” has the meaning set forth in Section 2.11.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; and (e) the United Nations Security Council.

“Compliance Certificate” has the meaning set forth in Section 6.1(iv).

“Condemnation” has the meaning set forth in Section 7.8.

“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” (or other applicable provision regarding interest periods available), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with GAAP during such period, net of any cash interest income received by the Company and its Subsidiaries during such period from Investments. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Finance Lease Obligations during such period, all as determined in accordance with GAAP.

“Consolidated Net Income” means as of any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP.

“Control Agreement” means an agreement in customary form (and, in the case of protections for the benefit of the Collateral Agent or obligations of the Collateral Agent, reasonably acceptable to the Collateral Agent) which provides for the Collateral Agent to have control (including “control” as defined in Section 9-104 of the UCC or Section 8-106 of the UCC, as applicable) of “deposit accounts” (as defined in the UCC) or “securities accounts” (as defined in the UCC).

“Controlled Group” means all members of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which the Company is a member, all trades or businesses (whether or not incorporated) that are under common control, within the meaning of Section 414(c) of the Code, with the Company or, for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA, all members of an affiliated service group, within the meaning of Section 414(m) or (o) of the Code, of which the Company is a member.

“Covered Entity” means (a) the Company and each of the Company’s Subsidiaries; and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 50% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Covered Party” has the meaning set forth in Section 17.2.

“Credit Facility” means the Commitments and the extensions of credit made thereunder.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the NYFRB (or any successor) on the NYFRB Website, or any successor source identified by the NYFRB (or any successor) for the secured overnight financing rate from time to time. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Company, effective on the date of any such change.

“Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action, or (f) has failed at any time to comply with the provisions of Section 2.3.5 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Designated Financial Officer” means, with respect to the Company, its chief financial officer, director of treasury services, treasurer, assistant treasurer, or any position similar to any of the foregoing.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback (including a Sale and Leaseback Transaction), assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest that by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests) at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests) that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Latest Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Company to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) provide that the Company may not repurchase or redeem any such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) are fully satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Latest Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender” means (a) banks, financial institutions and other institutional lenders separately identified in writing by the Company to the Administrative Agent prior to the Closing Date, (b) any competitors of the Company or its Subsidiaries that were separately identified in writing by the Company to the Administrative Agent from time to time on three (3) Business Days’ prior written notice, and (c) in the case of each of the entities covered by clauses (a) and (b), any of their Affiliates (other than bona fide debt funds) that are either (i) identified in writing by the Company to the Administrative Agent from time to time or (ii) clearly identifiable solely on the basis of the similarity of such Affiliate’s name to an entity set forth on the Disqualified Lender list pursuant to clauses (a) and (b). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender. There shall be no retroactive disqualification of an entity that has (i) acquired an assignment or participation interest, (ii) entered into a trade for either of the foregoing or (iii) become a competitor of the Company or its Subsidiaries, in each case, before such entity is added to the Disqualified Lender list. The Administrative Agent may post the Disqualified Lender list to its agency intralinks or similar site, for access by all Lenders (private and public). Any updates to the Disqualified Lender list shall not become effective until three (3) Business Days after receipt of such update by the Administrative Agent or the end of such lesser time period, if any, as is acceptable to the Administrative Agent.

“Dollar Equivalent Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is in Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars as determined pursuant to Section 1.5.

“Dollars”, “U.S. Dollars” and “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means each present and future Subsidiary of the Company that is not a Foreign Subsidiary.

“Drawing Date” has the meaning set forth in Section 2.26.2.

“EBIT” means, for any period, the sum of:

(a) the Consolidated Net Income of the Company and its Subsidiaries for such period determined in conformity with GAAP plus, each of the following to the extent not duplicative of amounts included in determining Consolidated Net Income:

(b) Taxes based on income, profits or capital for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes; plus

(c) Consolidated Interest Expense; plus

(d) any extraordinary or non-recurring costs, accruals, reserves, expenses, losses and charges; plus

(e) any non-cash losses and non-cash charges and related tax effects in accordance with GAAP; plus

(f) (i) fees, costs and expenses incurred in connection with Acquisitions, (ii) non-recurring costs, charges and expenses relating to (x) the exercise of options and (y) stock issued by the target of an Acquisition and (iii) any fees, costs, expenses or charges related to any equity offering, Acquisition, Disposition, Restricted Payment, repayment of Indebtedness or other Investment permitted hereunder, recapitalization or incurrence or amendments of Indebtedness permitted to be made under (or related to any refinancing hereof or amendment, modification or supplement hereto) this Agreement, in each case of this clause (iii), whether or not successful; plus

(g) any costs or expenses incurred by the Company or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Equity Interests of the Company; plus

(h) any loss realized as a result of the cumulative effect of a change in accounting principles; plus

(i) any fees, expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in connection with any Acquisition, Disposition, Investment, sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); plus

(j) synergies and cost-savings of the Company and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives (“Acquisition Synergies”), in each case relating to any Acquisition, any Disposition by the Company or its Subsidiaries outside the ordinary course of business (it being understood any such increases pursuant to this clause (j) related to an Acquisition or Disposition shall only be available subject to the consummation of the Acquisition or Disposition and not in contemplation thereof), in each case, that are set forth in a certificate of a Designated Financial Officer of the Company and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Acquisition Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the consummation of the Acquisition or Disposition (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount added back in reliance on this clause (j), when combined with the aggregate amount added back in reliance on clause (k) below, in any four-fiscal quarter period shall not exceed 10% of EBITDA for such four-fiscal quarter period (calculated before giving effect to any addbacks and adjustments in this clause (j)); plus

(k) synergies and cost-savings of the Company and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives (“Restructuring Synergies”, together with Acquisition Synergies, “Synergies”), in each case relating to any initiatives relating to restructuring, reorganization, operating expense reductions, operating improvements and similar restructuring initiatives enacted after the date hereof, in each case, that are set forth in a certificate of a Designated Financial Officer of the Company and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Restructuring Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the decision to implement such restructuring initiative (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount added back in reliance on this clause (k), when combined with the aggregate amount added back in reliance on clause (j) above, in any four-fiscal quarter period shall not exceed 10% of EBITDA for such four-fiscal quarter period (calculated before giving effect to any addbacks and adjustments in this clause (k));

minus, each of the following to the extent included in determining Consolidated Net Income (without duplication):

(l) (i) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent that any such income is actually paid to or otherwise received in cash by the Company or any of its Subsidiaries during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated or amalgamated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, except as provided in the definitions of “EBIT” and “Pro Forma Basis” herein, (iii) [reserved]; (iv) gains (or losses) from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP, and (v) any other extraordinary or non-recurring gains or other income not from the continuing operations of the Company or its Subsidiaries, any non-cash gains for such period, and in each case, related tax effects in accordance with GAAP; minus

(m) without duplication, the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine EBIT for such prior period and which do not otherwise reduce Consolidated Net Income for the current period; minus

(n) any gain realized as a result of the cumulative effect of a change in accounting principles.

Notwithstanding anything to the contrary contained herein, for purposes of determining EBIT under this Agreement, the aggregate amount of add-backs made for any period pursuant to cash items and Synergies contained in clauses (d), (f), (j) and (k) above shall not exceed 30% of EBITDA for such period (calculated before giving effect to such adjustments for such period).

For the avoidance of doubt, the foregoing shall be calculated as set forth in Section 1.2.

“EBITDA” means, for any period, the sum of (a) EBIT for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, all amounts attributable to depreciation expense and amortization expense (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period), in each case, determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Closing Date of this Agreement and/or such other Loan Documents to which such Loan Party is a party).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Environmental Laws” means any and all applicable federal, state, provincial, territorial, municipal, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) pollution or the protection of the environment, (b) the effect of the environment or Hazardous Substances on human health and safety, (c) emissions, discharges or releases of Hazardous Substances into the environment, including surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up, investigation or other remediation thereof.

“Environmental Liability” means any liability contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) any Hazardous Substances, including exposure to or Releases of Hazardous Substances or (c) any contract, agreement or other legally binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“Equivalent Amount” of any currency with respect to any amount of any other currency at any date means the equivalent in such currency of such amount of such other currency, calculated pursuant to Section 1.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means an event described in Article VII.

“Exchange Rate” means on any day the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. If such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems in good faith appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Assets” means (i) any fee-owned real property located outside the United States, (ii) any fee-owned real property located in the United States having a fair market value equal to or less than $10,000,000, (iii) leasehold interests (it being understood that there shall be no requirement to obtain leasehold mortgages/deeds of trusts, landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents), (iv) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), or to the extent that such security interests would result in material adverse tax consequences to the Company and its Subsidiaries, taken as a whole, as reasonably determined in good faith by the Company, (v) those assets as to which the Administrative Agent and the Company reasonably determine that the costs of obtaining a security interest in such assets or perfection thereof, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) to the extent requiring the consent of one or more third parties or prohibited by (including by triggering a change of control provision or, repurchase obligation under) the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement (in each case, to the extent reasonably requested by the Administrative Agent, after taking commercially reasonable efforts to obtain such consent or have such prohibition waived), Equity Interests in any Person other than Wholly Owned Subsidiaries, (viii) Margin Stock, (ix) letter of credit rights, chattel paper, promissory notes (other than intercompany notes (it being understood and agreed that Company and its Subsidiaries may deliver a global intercompany note and allonge in lieu of taking any creation, perfection, priority or other actions with respect to any individual intercompany notes)) and commercial tort claims below $2,000,000 (except to the extent perfection can be achieved by the filing of a UCC financing statement), (x) any governmental licenses or state, provincial, territorial or local franchises, charters and authorizations to the extent security interest is prohibited thereby (after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law and excluding the proceeds and receivables thereof), (xi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, but in each case subject to the terms of the Collateral and Guarantee Requirements (other than to the extent no additional action needs to be taken with respect to any such assets to create or perfect a security interest in any such assets), and (xii) Excluded Equity.

“Excluded Equity” means (i) any voting Equity Interests in excess of 65% of the outstanding voting Equity Interests of (x) any Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, (y) any Domestic Subsidiary substantially all of the assets of which are Equity Interests or Indebtedness of Subsidiaries described under clause (x), and (z) any Subsidiary of Subsidiaries described under clause (x) and (y), and (ii) any Equity Interests of any Subsidiary that are not required to be pledged pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Hedge Liability or Liabilities” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document to the contrary, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Loan Parties, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Subsidiaries” means (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of a Foreign Subsidiary, (iii) any Domestic Subsidiary substantially all of the assets of which are Capital Stock or Indebtedness of Excluded Subsidiaries under clause (i), (iv) [reserved], (v) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (vi) any non-Wholly Owned Subsidiary, (vii) [reserved], and (viii) Immaterial Subsidiaries.

“Excluded Taxes” means, with respect to any payment made by any Withholding Agent under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any Tax attributable to such Recipient’s failure to comply with Section 3.4(f), (c) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 3.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (d) any withholding Taxes imposed by FATCA.

“External Subsidiary” means a Subsidiary of the Company which is not a Loan Party.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the NYFRB (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Effective Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Lease Obligations” of a Person means the amount of the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, in conformity with GAAP, accounted for as a finance lease (rather than an operating lease) on the balance sheet of that Person, and, for purposes hereof and subject to Section 1.2, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Loan” means an Advance which bears interest at the Floating Rate.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973 and (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.).

“Floor” means a rate of interest per annum equal to 1.50%.

“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party or any of their respective Subsidiaries.

“Foreign Currency Hedge Obligations” means the Indebtedness of the Loan Parties and their Subsidiaries owing to the provider of a Foreign Currency Hedge. For purposes of this Agreement and all of the other Loan Documents, all Foreign Currency Hedge Obligations of any Loan Party or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all of the other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Security Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Obligations shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 2.10 hereof.

“Foreign Intellectual Property” means any right, title or interest in or to any intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, including, without limitation, all Obligations and the Term Loan Obligations, all Finance Lease Obligations, all current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and, in the case of the Loan Parties, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons. Notwithstanding the foregoing, each of the following shall be excluded from, and not considered part of, Funded Debt: (1) money borrowed by the Company against the cash value of life insurance policies owned by the Company; (2) Integrated Service Contract Debt up to an aggregate amount at any time outstanding not in excess of $50,000,000; (3) Indebtedness consisting of avals by any of the Company’s Subsidiaries for the benefit of, and with respect to obligations that are not classified as Indebtedness of, any of the Company’s other Subsidiaries and are entered into in the ordinary course of business and consistent with standard business practices; (4) any Off-Balance Sheet Liabilities arising in connection with (x) any sale of accounts or lease receivables under an Integrated Service Contract to the extent relating to the product (as opposed to the service) portion of the Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt, or (y) any other sale of accounts or lease receivables that is not part of an ongoing factoring or similar program and do not arise under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt, in each case to the extent such transferred accounts or lease receivables are non-recourse to any of the Company or its Subsidiaries; and (5) Indebtedness if, on or prior to the final maturity of such Indebtedness, the Company or its Subsidiaries has deposited necessary funds for the payment, redemption or satisfaction of such Indebtedness in trust with the proper depositary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantor” means (a) with respect to the Obligations of the Company, each of its present and future Subsidiaries executing a Guaranty as a guarantor at any time and (b) with respect to the Obligations of any Guarantor, the Company and each of its present and future Subsidiaries that executes a Guaranty as a guarantor at any time.

“Guaranty” means the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, and as the same may be supplemented or modified from time to time substantially in the form of such Guarantee Agreement or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Hazardous Substances” means any material or substance: (1) which is or becomes defined as a hazardous substance, pollutant, or contaminant, pursuant to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 USC § 9601 et. seq.) as amended and regulations promulgated under it; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is or becomes defined as hazardous waste pursuant to the Resource Conservation and Recovery Act (42 USC § 6901 et. seq.) as amended and regulations promulgated under it; (4) containing polychlorinated biphenyls (PCBs) or per- and polyfluoroalkyl substances; (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law or; (8) which is or becomes defined or identified as a hazardous waste, hazardous substance, hazardous or toxic chemical, pollutant, contaminant, or biologically hazardous substance under any Environmental Law.

“Hedge Obligations” means, collectively, the Foreign Currency Hedge Obligations and the Interest Rate Hedge Obligations.

“Immaterial Subsidiary” means each Subsidiary of the Company now existing or hereafter acquired or formed and each successor thereto, which accounts for not more than (a) 5.00% of the consolidated gross revenues (after intercompany eliminations) of the Company and its Subsidiaries or (b) 5.00% of the Total Assets (after intercompany eliminations) of the Company and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Company for which financial statements were delivered pursuant to Section 6.1(i) or (ii); provided that if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 10.00% of such consolidated gross revenues or more than 10.0% of the Total Assets, each as described in the preceding portion of this definition, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or Total Assets and then in descending order) necessary to account for at least 90% of the consolidated gross revenues and 90% of the Total Assets, each as described in clause (a) above.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations which are evidenced by notes, acceptances, or other instruments, to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (d) Finance Lease Obligations, (e) all reimbursement obligations in respect of Letters of Credit (other than commercial Letters of Credit referenced in clause (b)), whether drawn or undrawn, contingent or otherwise, (f) any other obligation for borrowed money or similar financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (g) Off-Balance Sheet Liabilities, (h) Guarantee Obligations with respect to any of the foregoing and (i) all obligations of the kind referred to in the foregoing clauses secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.6(b).

“Ineligible Person” means (a) a natural person, (b) a Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (c) other than as set forth and in accordance with Section 13.1(b)(iii), the Company or any of its Subsidiaries or other controlled Affiliates.

“Integrated Service Contract” means a contract of the type described in Schedule 1.1(b).

“Integrated Service Contract Debt” means Indebtedness of the type described in Schedule 1.1(b).

“Interest Period” means with respect to any Term Benchmark Loan, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Advance or Commitment), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.20(e) shall be available for specification in any Approved Electronic Communication. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party and/or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Obligations” means the Indebtedness of a Loan Party and its Subsidiaries owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the other Loan Documents, all Interest Rate Hedge Obligations of any Loan Party or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Obligations shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 2.10 hereof.

“International Trade Laws” means all Laws enforced by a Compliance Authority relating to export controls, customs and anti-boycott measures.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business), Acquisition or equity investment or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.

“IRS” means the United States Internal Revenue Service.

“Issuer” means (a) the Administrative Agent in its capacity as the issuer of Letters of Credit under this Agreement and (b) any other Lender which the Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of the Administrative Agent as issuer and reasonably acceptable to the Company.

“Junior Debt” means (i) the Term Loan Obligations, (ii) any other Indebtedness that is secured by a Lien on any Collateral ranking junior to the Lien on the Collateral securing any of the Obligations, (iii) any unsecured Indebtedness, (iv) Subordinated Indebtedness and (v) any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) any of the foregoing.

“Latest Maturity Date” means with respect to the issuance of Equity Interests, the latest maturity date applicable to the Credit Facility as determined on the date such Equity Interests are issued.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Authority, foreign or domestic.

“Lender-Provided Foreign Currency Hedge” means a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of such Lender’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“Lender-Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of such Lender’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“Lenders” means each of the financial institutions which are now or which hereafter become a party hereto and their respective successors and, to the extent permitted by Section 13.1, assigns. For the purposes of any provision of this Agreement or any other Loan Document that provides for the granting of a security interest or other Lien to the Collateral Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Obligations and any Cash Management Obligations) is owed.

“Letter of Credit Application” has the meaning set forth in Section 2.24.1.

“Letter of Credit Borrowing” has the meaning set forth in Section 2.26.4.

“Letter of Credit Fees” has the meaning set forth in Section 2.32.1.

“Letter of Credit Sublimit” means $50,000,000.

“Letters of Credit” has the meaning set forth in Section 2.23.1.

“Leverage Ratio” means, for any Person for any period of determination, the ratio of (a) Funded Debt of such Person on the last day of such period to (b) EBITDA of such Person for such period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means any Acquisition not involving an Affiliate of the Company the consummation of which by the Company or any of its Subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Agent Fee Letter, the True Up Fee Letter, the Notes, any Guaranties, the Security Documents, the Term Loan Subordination Agreement, any other Subordination Agreement and any and all other agreements, instruments, certificates and other documents as may be executed and delivered by any and all Loan Parties in connection with the foregoing (in each case, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time).

“Loan Party” means the Company or any Guarantor.

“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability against any of the Loan Parties of any of the Loan Documents or the rights or remedies of the Administrative Agent, Collateral Agent or the Lenders thereunder.

“Material Intellectual Property” means any intellectual property (or rights therein) that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Maximum Rate” has the meaning set forth in Section 10.12.

“Maximum Revolving Advance Amount” mean $200,000,000.

“Maximum Swing Loan Advance Amount” means $20,000,000.

“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Moody’s” means Moody’s Investors Service, Inc., and any successor-in-interest thereto.

“Mortgaged Property” means any real property and the improvements thereon owned in fee by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.1 (if any) or Section 6.9 (if any).

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent, for the benefit of the Secured Parties, in customary form (and, in the case of protections for the benefit of the Collateral Agent or obligations of the Collateral Agent, reasonably acceptable to the Collateral Agent).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute or with respect to which the Company or any member of the Controlled Group has any liability.

“Net Cash Proceeds” means (a) in connection with any Asset Sale Prepayment Event or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations secured by the properties or assets that are the subject of such Asset Sale Prepayment Event or Recovery Event (in each case, other than Junior Debt) or received in the form of any other non-cash asset that is not converted to cash within 180 days), net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, territorial, foreign and local taxes required to be paid or reasonably expected to be paid or accrued as a liability under GAAP (after taking into account any tax credits or deductions that are available or reasonably expected to be available and any tax sharing agreements), as a consequence of such Asset Sale Prepayment Event or Recovery Event and (ii) amounts required to be applied to the repayment of Indebtedness (A) incurred pursuant to Section 6.18(iv) subject to the last sentence of this definition, (B) that is secured by any assets (excluding Collateral) to the extent of the value of such assets being sold subject to such event or (C) to the extent required by (x) any Indebtedness of an External Subsidiary and/or (y) applicable Law and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts or placement agents’ fees, listing fees, discounts or commissions, brokerage, consultant and other fees and charges and commissions and other customary fees and expenses actually incurred in connection therewith. For the avoidance of doubt, in connection with any Asset Sale Prepayment Event or Recovery Event, Net Cash Proceeds shall not be reduced by amounts to prepay the Term Loan Obligations unless (i) after giving pro forma effect to any concurrent prepayment hereunder, no Revolving Advances or Swing Loans are outstanding, (ii) the amount of Net Cash Proceeds with respect to such Asset Sale Prepayment Event or Recovery Event applied to repay Advances would exceed $200,000,000, in which case, such excess may be applied to repay the Term Loan Obligations to the extent not otherwise prohibited hereunder or (iii) such reduction is consented to by the Administrative Agent.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” means any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means collectively, the Revolving Credit Note and the Swing Loan Note.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means collectively, the unpaid principal of and interest on the Advances, and all other obligations and liabilities (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder) of the Company and each Guarantor to the Administrative Agent, the Collateral Agent or the Lenders under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Advances and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Company or any Guarantor pursuant to the terms of this Agreement or any other Loan Document), including, without limitation, all Hedge Obligations and all Cash Management Obligations. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a Sale and Leaseback Transaction which is not a Finance Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) any factoring or similar sale of accounts receivable and related rights to the extent recourse to the Company or any of its Subsidiaries (including without limitation, to the extent so recourse, pursuant to an Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt), or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing (in the case of transactions described in, or equivalent to those described in clause (iii) above, solely to the extent recourse to the Company or any of its Subsidiaries) but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the memorandum of association, the certificate or articles of association, formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.5(b)).

“Overnight Bank Funding Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Company.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 13.1(c).

“Participant Register” has the meaning set forth in Section 13.1(c).

“Participation Advance” has the meaning set forth in Section 2.26.4.

“Participation Commitment” means the obligation hereunder of each Revolving Lender to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.17(b)(iii)) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.7(c) and in the Letters of Credit issued hereunder as provided for in Section 2.26.1.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Date” means the first Business Day of each April, July, October and January occurring after the Closing Date, beginning with July 1, 2024.

“Payment in Full” or “Paid in Full” means, with respect to the Obligations, the payment and satisfaction in full of all of the Obligations (other than contingent indemnification and expense reimbursement obligations for which a claim has not been made) in cash or in other immediately available funds; provided that (a) in the case of any Obligations with respect to outstanding Letters of Credit, in lieu of the payment in full in cash, the delivery of cash collateral or a backstop letter of credit in form and substance reasonably satisfactory to the applicable Issuer in an amount equal to 103% of the Maximum Undrawn Amount of all outstanding Letters of Credit shall constitute payment in full of such Obligations and (b) in the case of any Obligations with respect to Cash Management Products and Services and any Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof shall constitute payment in full of such Obligations.

“Payment Office” means initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of the Administrative Agent, if any, which it may designate by notice to the Company and to each Lender to be the Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law or any Governmental Authority for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 45 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.9 or that secure appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and its Subsidiaries, taken as a whole;

(h) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(i) Liens granted by (1) a Loan Party to another Loan Party, (2) a Subsidiary that is not a Loan Party to a Loan Party and (3) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(j) for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Subsidiaries;

(k) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(l) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Indebtedness;

(m) deposits in the ordinary course of business to secure liability to insurance carriers;

(n) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(o) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary;

(p) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a cash management agreement or swap agreement, (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank;

(q) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(r) precautionary financing statement filings in connection with operating leases;

provided that, in any event, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holders” means (i) funds and accounts advised by Capital Research and Management Company or its Affiliates.

“Permitted Integrated Service Contract Transactions” means transactions related to or for the purpose of entering into Integrated Service Contracts.

“Permitted Lien” means any Lien permitted by Section 6.16 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the original principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts and underwriting discounts, defeasance costs, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness is no earlier than the final maturity date and then remaining weighted average life of the Indebtedness being Refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is (or would have been required to be) secured (whether senior, equally and ratably with, or junior to, the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by a Lien on the same property that secures the Indebtedness that is being Refinanced on terms no less favorable (including as to priority of such Lien), taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, and to the extent the Obligations are secured by such property, shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent (it being agreed with respect to Junior Debt, the form of the Term Loan Subordination Agreement is acceptable) and (f) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall be unsecured.

“Person” means any natural person, corporation, firm, joint venture, limited liability company, unlimited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 of ERISA and as to which the Company or any member of the Controlled Group has any obligation to contribute or with respect to which the Company or any member of the Controlled Group has any liability.

“PNC” has the meaning set forth in the preamble hereto.

“Prime Rate” means the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question (including any related Acquisition, or other Investment and, in each case, payment of consideration therefor) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Company for which financial statements are required to have been delivered pursuant to Section 6.1(i) or (ii) or, if such calculation is made prior to the first delivery of such financial statements, as of the first day of the period of four consecutive fiscal quarters ending on June 30, 2024.

“Pro Rata Share” has the meaning set forth in Section 11.17.

“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Protective Advances” has the meaning set forth in Section 8.2.10.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 17.2.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties held in deposit accounts or securities accounts maintained with PNC.

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) the Collateral Agent and (c) any Lender.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Company or any Subsidiary, in an amount that if constituting a Disposition of such Property would have constituted an Asset Sale Prepayment Event.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness”.

“Register” has the meaning set forth in Section 13.1(b)(v).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Reimbursement Obligation” has the meaning set forth in Section 2.26.2.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors, representatives and controlling persons of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance or pollutant or contaminant).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means an action to investigate, remediate or otherwise address a Release of Hazardous Substances or other violation of Environmental Laws.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty by, or enters into a settlement with, a Governmental Authority in connection with any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions ; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including any Agent, the Issuer, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any applicable Anti-Corruption Law or Sanctions, including a Covered Entity’s use of any proceeds of the Advances hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, in each case, in violation of Sanctions; or (c) any pledged Collateral becomes Blocked Property.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Accounts” means, all deposit accounts or securities accounts of the Loan Parties, other than (i) accounts having a de minimis balance; provided that the aggregate balance in all accounts excluded by this de minimis threshold shall not exceed $5,000,000 at any time, (ii) payroll, disbursement and other fiduciary accounts, (iii) zero balance disbursement account, (iv) other trust, escrow, customs and fiduciary accounts, (v) cash collateral accounts solely holding cash collateral upon which Liens permitted by Section 6.16 exist and (vi) tax accounts, including, without limitation, sales tax accounts.

“Required Lenders” means Lenders (not including Swing Loan Lender (in its capacity as such) or any Defaulting Lender) holding in excess of fifty percent (50%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all of the Commitments, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus (y) the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, in the event there are three or more unaffiliated Lenders, Required Lenders shall also require at least two of such unaffiliated Lenders (excluding any Defaulting Lender).

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Indebtedness” has the meaning set forth in Section 6.26.

“Restricted Payments” has the meaning set forth in Section 6.25.

“Revolving Advances” means Advances made under this Agreement other than Letters of Credit and Swing Loans.

“Revolving Commitment” as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment Amount set forth under the heading “Revolving Commitment Amount” opposite such Lender’s name on Schedule 1.1(a) to this Agreement (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 13.1, the Revolving Commitment Amount of such Lender as set forth in the applicable Assignment and Assumption), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 13.1.

“Revolving Commitment Percentage” means, as to any Lender, the Revolving Commitment Percentage set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 13.1, the Revolving Commitment Percentage of such Lender as set forth in the applicable Assignment and Assumption), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 13.1.

“Revolving Credit Note” means the promissory notes referred to in Section 2.1.

“Revolving Lenders” means each Lender that holds a Revolving Commitment.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease or use such Property as lessee or in any other similar capacity (but excluding, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Subsidiary).

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea region of Ukraine).

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any Sanctions-related or International Trade-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Sanctions” shall mean economic sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State, and the United Nations Security Council.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders, any Affiliates of any Agent or any Lender to whom any Hedge Obligations or Cash Management Obligations are owed and each other Person who is owed any portion of the Obligations, and the respective successors and assigns of the foregoing.

“Security Agreement” means the New York law governed security agreement, dated as of the Closing Date, among the Company, the other Guarantors and the Collateral Agent, and as the same may be supplemented or modified from time to time substantially in the form of such security agreement or otherwise in form and substance reasonably acceptable to the Collateral Agent.

“Security Documents” means the Security Agreement, each Mortgage, and each other security agreement, pledge, mortgage, consent or other instrument or document, as applicable, executed and delivered by the Company and/or the other Guarantors in connection with this Agreement, including the Collateral and Guarantee Requirements, Sections 2.18, 6.9 and 6.12 to secure any of the Obligations.

“Settlement” has the meaning set forth in Section 2.7(d).

“Settlement Date” has the meaning set forth in Section 2.7(d).

“Similar Business” means any business similar in nature to any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Closing Date or any business that is reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion of, the business conducted by the Company and its Subsidiaries on the Closing Date, in each case, as determined in good faith by the Company.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Specified Event of Default” means an Event of Default under Section 7.2, 7.3 (with respect to a breach of Section 6.33 (Financial Covenants)), 7.4 (with respect to a breach of Section 6.1(i) or (ii) (Financial Reporting)), 7.6 or 7.7.

“Subordinated Indebtedness” means (a) the Term Loan Obligations and (b) any other Indebtedness of the Company or any Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations.

“Subordination Agreement” means (a) the Term Loan Subordination Agreement and (b) any other subordination agreement by and among the Agents, the Company and any holder of Subordinated Indebtedness.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, limited liability company, unlimited liability company, association, joint venture or other business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents consolidated assets in excess of $726,850,000 or (b) is responsible for consolidated net sales in excess of $887,880,000.

“Supported QFC” has the meaning set forth in Section 17.2.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” means PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” means the promissory note described in Section 2.7(a).

“Swing Loans” means the Advances made pursuant to Section 2.7.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the period commencing on the Closing Date and ending on February 13, 2027.

“Term Benchmark Loan” means an Advance which bears interest at the Term Benchmark Rate.

“Term Benchmark Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Adjusted Term SOFR Rate.

“Term Loan Agent” means GLAS USA LLC, in its capacity as administrative agent under the Term Loan Documents, and/or GLAS Americas LLC, in its capacity as collateral agent under the Term Loan Documents.

“Term Loan Agreement” shall mean that certain Credit Agreement, dated as of August 11, 2023, by and among Term Loan Agent, Term Loan Lenders and the Company, as amended, restated, amended and restated, supplemented or otherwise modified as permitted under the Term Loan Subordination Agreement.

“Term Loan Documents” means the other “Loan Documents” as defined in the Term Loan Agreement, as amended, restated, amended and restated supplemented or otherwise modified as permitted under the Term Loan Subordination Agreement.

“Term Loan Lenders” means the lenders from time to time party to the Term Loan Agreement.

“Term Loan Obligations” means the Obligations (as defined in the Term Loan Agreement) of the Company and the other Loan Parties under the Term Loan Documents.

“Term Loan Refinancing” means the prepayment made on or about the Closing Date of the principal amount of the Term Loan Obligations in an amount not to exceed $200,000,000 with the proceeds of Revolving Advances.

“Term Loan Subordination Agreement” means that certain Senior Lien Intercreditor Agreement, dated as of the Closing Date, among the Company, the other Loan Parties party thereto, the Administrative Agent and the Term Loan Agent, as amended, restated, amended and restated supplemented or otherwise modified in accordance with the terms thereof.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” has the meaning set forth in the definition of “Term SOFR Rate.”

“Term SOFR Rate” means, with respect to any Term Benchmark Loan for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. The Term SOFR Rate shall be adjusted automatically without notice to the Company on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Assets” means the total assets of the Company and its Subsidiaries, determined in accordance with GAAP.

“Transaction Costs” means fees and expenses and other transaction costs payable or otherwise borne by the Company and its respective Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the deemed borrowing of the Advances by the Company hereunder, (b) the other transactions contemplated by the Loan Documents and (c) the payment of the Transaction Costs.

“Transferee” has the meaning set forth in Section 13.2.

“True Up Fee Letter” means that certain True Up Fee Letter, dated as of the Closing Date, entered into by and among the Company and the Administrative Agent, as amended, restated, amended and restated or otherwise modified from time to time.

“Type” means, with respect to any Advance, its nature as a Floating Rate Loan or Term Benchmark Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under a Plan exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plan in accordance with Section 4001(a)(18) of ERISA.

“Unused Line Fee” has the meaning set forth in Section 2.5.1.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.2.

“U.S. Tax Certificate” has the meaning set forth in Section 3.4(f)(ii)(D).

“Usage Amount” has the meaning set forth in Section 2.5.1.

“USCO” has the meaning set forth in Section 4.1(f).

“USPTO” has the meaning set forth in Section 4.1(f).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Wholly Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares required by law) shall at the time be owned or controlled, directly or indirectly, by such Person and/or one or more Affiliates of such Person. “Wholly Owned Subsidiary”, and “Wholly Owned Domestic Subsidiary” has the correlative meaning with respect to such type of Subsidiary.

“Withholding Agent” means, as applicable, any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary, for purposes of calculating the Applicable Margin, including defined terms used therein, and for purposes of calculating any other applicable financial ratios or incurrence tests hereunder, any Acquisitions or Dispositions outside the ordinary course of business made by the Company or any of its Subsidiaries, including through mergers, amalgamations or consolidations, the incurrence or repayment of Indebtedness and any other applicable transactions related thereto and occurring during the period for which such items were calculated, shall be deemed to have occurred on the first day of the relevant period for which such items were calculated on a Pro Forma Basis.

1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change in GAAP or in the application thereof that is the subject of such notice until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any changes in GAAP after December 31, 2018, any lease of the Company or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018, whether such lease is entered into before or after December 31, 2018, shall not constitute Indebtedness or a Finance Lease Obligation of the Company or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.

1.4. Interest Rates; Benchmark Notification. The interest rate on an Advance denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.20(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5. Foreign Currency Calculations.

(a) For purposes of determining the Dollar Equivalent Amount of any amount not denominated in Dollars (other than amounts referred to in clause (b) below), the Administrative Agent shall determine the Exchange Rate as of the applicable date of determination with respect to each applicable foreign currency and shall apply such Exchange Rates to determine such Dollar Equivalent Amount.

(b) For purposes of any determination under Section 6.15, 6.16, 6.18, 7.5, 7.9 or 7.10, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into the Dollar Equivalent Amount at the Exchange Rate in effect on the date of such determination; provided that no Event of Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 6.15, 6.16 or 6.18 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Investments, Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

1.6. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.7. Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Company and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

ARTICLE II

THE CREDITS

2.1. Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to the Company in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of an amount equal to, as of any date of determination, (a) the Maximum Revolving Advance Amount minus (b) the aggregate amount of all Revolving Advances and Swing Loans then outstanding plus the Maximum Undrawn Amount of all Letters of Credit then outstanding. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit B. Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, (x) the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Maximum Undrawn Amount of all Letters of Credit then outstanding shall not exceed the Maximum Revolving Advance Amount, and (y) the Administrative Agent shall have the right (but not the obligation), at the request of the Company, to establish from time to time, against the Maximum Revolving Advance Amount, reserves in respect of Cash Management Liabilities and Hedge Liabilities, in each case, to the extent requested by the provider thereof.

2.2. Procedures for Borrowing Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

2.2.1 The Company may notify the Administrative Agent prior to 3:00 p.m. (New York City time) on a Business Day of the Company’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with any Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Revolving Advance maintained as a Floating Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

2.2.2 Notwithstanding the provisions of Section 2.2.1 above, in the event the Company desires to obtain a Term Benchmark Loan for any Advance (other than a Swing Loan), the Company shall give the Administrative Agent written notice by no later than 3:00 p.m. (New York City time) on the day which is three (3) Business Days prior to the date such Term Benchmark Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Term Benchmark Loans shall be for one, three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon the existence of an Event of Default, and during the continuation thereof, at the option of the Administrative Agent or at the direction of the Required Lenders, no Term Benchmark Loan shall be made available to the Company. After giving effect to each requested Term Benchmark Loan, including those which are converted from a Floating Rate Loan under Section 2.2.5 below, there shall not be outstanding more than eight (8) Term Benchmark Loans, in the aggregate at any time.

2.2.3 Each Interest Period of a Term Benchmark Loan shall commence on the date such Term Benchmark Loan is made and shall end on such date as the Company may elect as set forth in Section 2.2.2 above; provided that no Interest Period shall end after the last day of the Term.

2.2.4 The Company shall elect the initial Interest Period applicable to a Term Benchmark Loan by its notice of borrowing given to the Administrative Agent pursuant to Section 2.2.2 above or by its notice of conversion given to the Administrative Agent pursuant to Section 2.2.5 below, as the case may be. The Company shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. (New York City time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Term Benchmark Loan. If the Administrative Agent does not receive timely notice of the Interest Period elected by the Company, the Company shall be deemed to have elected to convert such Term Benchmark Loan to a Floating Rate Loan as of the last day of the Interest Period applicable to such Term Benchmark Loan subject to Section 2.2.5 below.

2.2.5 The Company may, on the last Business Day of the then current Interest Period applicable to any outstanding Term Benchmark Loan, or on any Business Day with respect to Floating Rate Loans, convert any such Term Benchmark Loan into a Floating Rate Loan in the same aggregate principal amount; provided that any conversion of a Term Benchmark Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Term Benchmark Loan; provided, further, that while a Default or an Event of Default exists, at the written election of the Administrative Agent or Required Lenders, the Company shall not be permitted to convert to a Term Benchmark Loan. If the Company desires to convert a Term Benchmark Loan or a Floating Rate Loan, the Company shall give the Administrative Agent written notice by no later than 3:00 p.m. (New York City time) (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Floating Rate Loan to a Term Benchmark Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Term Benchmark Loan) with respect to a conversion from a Term Benchmark Loan to a Floating Rate Loan, specifying, in each case, the date of such conversion, the Term Benchmark Loan(s) or Floating Rate Loan(s) to be converted and if the conversion is to a Term Benchmark Loan, the duration of the first Interest Period therefor.

2.2.6 At the Company’s option and upon written notice to the Administrative Agent given prior to 3:00 p.m. (New York City time) at least three (3) Business Days prior to the date of such prepayment, the Company may, subject to Section 2.2.7 below, prepay the Term Benchmark Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such prepayment. The Company shall specify the date of prepayment of Advances which are Term Benchmark Loans and the amount of such prepayment. In the event that any prepayment of a Term Benchmark Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Company shall indemnify the Agents and Lenders therefor in accordance with Section 2.2.7 below.

2.2.7 The Company shall indemnify the Agents and Lenders and hold the Agents and Lenders harmless from and against any and all losses or expenses that the Agents and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by the Company in the payment of the principal of or interest on any Term Benchmark Loan or failure by the Company to complete a borrowing of, a prepayment of or conversion of or to a Term Benchmark Loan after notice thereof has been given, including, but not limited to, any interest payable by Agents or Lenders to lenders of funds obtained by it in order to make or maintain its Term Benchmark Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Company shall be conclusive absent manifest error.

2.2.8 Notwithstanding any other provision hereof, if any applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this Section 2.2.8, the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Term Benchmark Loans) to make or maintain its Term Benchmark Loans, the obligation of Lenders (or such affected Lender) to make Term Benchmark Loans hereunder shall forthwith be cancelled and the Company shall, if any affected Term Benchmark Loans are then outstanding, promptly upon request from the Administrative Agent, either pay all such affected Term Benchmark Loans or convert such affected Term Benchmark Loans into Floating Rate Loans. If any such payment or conversion of any Term Benchmark Loan is made on a day that is not the last day of the Interest Period applicable to such Term Benchmark Loan, the Company shall pay the Administrative Agent, upon the Administrative Agent’s request, such amount or amounts set forth in Section 2.2.7 above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Administrative Agent or any Lender to the Company shall be conclusive absent manifest error.

2.2.9 Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required to actually acquire Benchmark deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the Term Benchmark Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the Term Benchmark Rate by acquiring Benchmark deposits for each Interest Period in the amount of the Term Benchmark Loans.

2.2.10 The Company may verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication), (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) make elections regarding interest rates, and (v) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit.

2.3. Disbursement of Advance Proceeds; Making and Settlement of Advances.

2.3.1 All Advances shall be disbursed from whichever office or other place the Administrative Agent may designate from time to time and, together with any and all other Obligations of the Loan Parties to the Administrative Agent or Lenders, shall be charged to the Company’s Account on the Administrative Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by the Company or deemed to have been requested by the Company under Section 2.2.1, 2.3.3 or 2.26 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2.1, 2.3.3 or 2.26 hereof, and with respect to Swing Loans made upon any request or deemed request by the Company for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.7(b) hereof, be made available to the Company on the day so requested by way of credit to the Company’s operating account at PNC, or such other bank as the Company may designate following notification to the Administrative Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by the Company or Swing Loans made upon any deemed request for a Revolving Advance by the Company, be disbursed to the Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request. The Company may use the Revolving Advances and Swing Loans by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof.

2.3.2 Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Revolving Lenders (subject to any contrary terms of Section 2.17). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

2.3.3 Promptly after receipt by the Administrative Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2.1 hereof and, with respect to Revolving Advances, to the extent the ~~Administrative~~ Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.7(a) hereof, the Administrative Agent shall notify the Revolving Lenders of its receipt of such request specifying the information provided by the Company and the apportionment among Lenders of the requested Revolving Advance, as determined by the Administrative Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 4.2 hereof, fund such Revolving Advance to the Company in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.3.4 hereof.

2.3.4 Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Revolving Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to the Administrative Agent, the Administrative Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.3.3 hereof and may, in reliance upon such assumption, make available to the Company a corresponding amount. The Administrative Agent will endeavor to notify the Company of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company through but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by the Administrative Agent, times (y) such amount or (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Company, the Floating Rate. If such Lender pays its share of the applicable Revolving Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by the Company shall be without prejudice to any claim the Company may have against a Revolving Lender that shall have failed to make such payment to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender or the Company with respect to any amounts owing under this Section 2.3.4 shall be conclusive, in the absence of manifest error.

2.3.5 If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.4. Manner and Repayment of Advances.

2.4.1 The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the existence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by the Company on account of the principal of and interest on the Advances shall be applied, first, to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.17 hereof).

2.4.2 All payments of principal, interest and other amounts payable hereunder, or under any of the Loan Documents shall be made to the Administrative Agent at the Payment Office not later than 1:00 p.m. (New York City time) on the due date therefor in Dollars in federal funds or other funds immediately available to the Administrative Agent. Subject to Section 2.12, the Administrative Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Company’s Account or by making Advances as provided in Section 2.2.

2.4.3 Except as expressly provided herein, all payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to the Administrative Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m. (New York City time), in Dollars and in immediately available funds.

2.5. Fees.

2.5.1 If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Maximum Revolving Advance Amount, then the Company shall pay to the Administrative Agent, for the ratable benefit of Revolving Lenders based on their Revolving Commitment Percentages, a fee at a rate per annum equal to (i) 0.50% if the Usage Amount is greater than 50% of the Maximum Revolving Advance Amount and (ii) 0.75% (the “Applicable Unused Line Fee Rate”) if the Usage Amount is less than or equal to 50% of the Maximum Revolving Advance Amount, in each case, for each such day on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the “Unused Line Fee”). The Unused Line Fee shall be payable to the Administrative Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter, and on the last day of the Term with respect to each day in the previous calendar quarter or portion thereof ending on such date, as applicable.

2.5.2 The Company agrees to pay (or cause to be paid) to the Administrative Agent such fees as separately agreed to in writing (including pursuant to the Agent Fee Letter and the True Up Fee Letter) by the Company and the Administrative Agent and/or its Affiliates.

2.6. Optional and Mandatory Principal Payments.

2.6.1 The Company may at any time and from time to time prepay Floating Rate Loans, in whole or in part upon at least three Business Days’ notice to the Administrative Agent, specifying the date and amount of prepayment; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof.

2.6.2 The Company may at any time and from time to time prepay its Term Benchmark Loans in whole or in part in accordance with Section 2.2.6.

2.6.3 The Company may at any time and from time to time, reduce the Maximum Revolving Advance Amount in whole or in part, without premium or penalty (subject to Section 2.2.7), upon written notice to the Administrative Agent no later than 1:00 p.m. three Business Days prior to the date of reduction, which notice shall specify the date and amount of reduction; provided that no such reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Advances, the Maximum Revolving Advance Amount would exceed the outstanding aggregate principal amount of Revolving Advances at such time; provided, however, that the Maximum Revolving Advance Amount shall not be reduced below $100,000,000 (or such lesser amount as agreed to by the Administrative Agent). Any such reduction shall be permanent.

2.6.4 [Reserved].

2.6.5 Mandatory Prepayments of Advances. The Advances shall be subject to the following mandatory prepayment provisions:

(a) On and after the Closing Date, if any Indebtedness shall be issued or incurred by the Company or any Subsidiary (excluding any Indebtedness incurred in accordance with Section 6.18), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Advances as set forth in Section 2.6.9.

(b) On and after the Closing Date, if the Company or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) then an amount equal to 100% of such Net Cash Proceeds shall be applied on or prior to the fifth Business Day after such receipt (or in the case of an Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) in an amount less than or equal to $50,000,000, on or prior to the date five Business Days after the date the financial statements for the fiscal quarter in which the aggregate amount of Net Cash Proceeds for all such Asset Sale Prepayment Events or Recovery Events for the four consecutive fiscal quarter period ending with such fiscal quarter exceed $50,000,000 are required to be delivered pursuant to Section 6.1(i) or (ii)), toward the prepayment of the Advances as set forth in Section 2.6.9.

Prepayments from, and, without duplication, of amounts equal to, Net Cash Proceeds of any Asset Sale Prepayment Event or Recovery Event by a Foreign Subsidiary (“Net Foreign Proceeds”) (to the extent otherwise required) will be limited, subject to the below, to the extent (x) the repatriation of Foreign Subsidiaries’ funds to fund such prepayments is prohibited, restricted or delayed by applicable laws or (y) repatriation of Foreign Subsidiaries’ funds to fund such prepayment could reasonably be expected to result in material adverse tax consequences to the Company and its Subsidiaries. All mandatory prepayments are subject to permissibility under (a) in the case of Foreign Subsidiaries, local law restrictions (such as restrictions relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (b) with respect to non-Wholly Owned Subsidiaries, organizational document restrictions, to the extent not created in contemplation of such prepayments. The non-application of any such mandatory prepayment amounts in compliance with the foregoing provisions of this paragraph will not constitute a Default or an Event of Default and such amounts shall be available for working capital purposes of the Company and its Subsidiaries, so long as, if the Net Foreign Proceeds exceed $50,000,000, the Company and its Subsidiaries shall make a prepayment hereunder as otherwise required under this Section 2.6.5 within two hundred seventy (270) days after receipt of such Net Foreign Proceeds (or such later date as agreed to by the Administrative Agent) in an amount equal to the amount of such Net Foreign Proceeds in excess of $50,000,000. The Company will undertake to use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment (subject to the considerations above) to make the relevant payment. Notwithstanding the foregoing, any prepayments made after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Company and its Subsidiaries or any of its Affiliates or equity partners and arising as a result of compliance with this paragraph.

2.6.6 Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued and unpaid interest and premium, if any, on the amount prepaid to the date of prepayment and any amounts payable under Section 3.3 in connection with such payment. Each conversion (other than a conversion of a Floating Rate Loan to a Term Benchmark Loan) pursuant to Section 2.2.5 shall be accompanied by accrued and unpaid interest, if any, on the amount converted to the date of conversion and any amounts payable under Section 3.3 in connection with such conversion.

2.6.7 [Reserved].

2.6.8 [Reserved].

2.6.9 All prepayments of the Advances shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 2.32.2 hereof).

2.6.10 [Reserved].

2.6.11 Notwithstanding anything in Section 2.6, any Revolving Lender may elect not to accept its pro rata portion of any amount prepaid under Section 2.6.5 pursuant to procedures reasonably satisfactory to the Administrative Agent, in which case such declined amounts shall be retained by the Company.

2.6.12 Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may, at its option, reduce the Maximum Revolving Advance Amount in connection with the application of any prepayment resulting from an Asset Sale Prepayment Event or Recovery Event to an amount that is proportionate to any reduction in the Company’s EBITDA determined on a Pro Forma Basis after giving effect to such Asset Sale Prepayment Event or Recovery Event; provided, however, if, at the time of such application of any prepayment resulting from such Asset Sale Prepayment Event or Recovery Event, (i) no Default or Event of Default exists and (ii) assuming the Usage Amount equals the Maximum Revolving Advance Amount, the Company and its Subsidiaries are in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.33, the Administrative Agent shall not have the option to reduce the Maximum Revolving Advance Amount.

2.7. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Revolving Lenders and the Administrative Agent for administrative convenience, the Administrative Agent, Revolving Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to the Company as provided for in this Section 2.7 at any time or from time to time after the Closing Date to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit. All Swing Loans shall be Floating Rate Loans only. The Company may borrow (at the option and election of Swing Loan Lender), repay and re-borrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.7 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached as Exhibit C hereto. Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Upon either (i) any request by the Company for a Revolving Advance made pursuant to Section 2.2.1 hereof or (ii) the occurrence of any deemed request by the Company for a Revolving Advance pursuant to the provisions of Section 2.2.1 hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to the Company as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by the Administrative Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 4.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the existence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund such participations by means of a Settlement as provided for in Section 2.3.5 hereof. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swing Loan; provided that no Revolving Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.17 hereof) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

(d) The Administrative Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Revolving Lenders on at least a weekly basis, or on any more frequent date that the Administrative Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Revolving Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. (New York City time) on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.17 hereof, each Revolving Lender shall transfer the amount of such Revolving Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by the Administrative Agent) of the applicable Swing Loan with respect to which Settlement is requested by the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate not later than 5:00 p.m. (New York City time) on such Settlement Date if requested by the Administrative Agent by 3:00 p.m. (New York City time), otherwise not later than 5:00 p.m. (New York City time) on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 4.2 hereof have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to the Administrative Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Revolving Lenders accruing interest as Floating Rate Loans. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon as specified in Section 2.3.4 hereof.

2.8. Interest Rates, Interest Payment Dates; Interest and Fee Basis.

(a) Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Term Benchmark Loan into a Floating Rate Loan pursuant to Section 2.2.5 to but excluding the date it becomes due or is converted into a Term Benchmark Loan pursuant to Section 2.2.5 hereof, at a rate per annum equal to the Floating Rate for such day. Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term Benchmark Rate determined for such Interest Period.

(b) Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date and at maturity. Interest accrued on each Term Benchmark Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Term Benchmark Loan is repaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term Benchmark Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

(c) Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest or fee on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(d) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days or, in the case of Floating Rate Loans based on the Prime Rate, 365/366 days.

(e) Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Term Benchmark Loan.

2.9. Rates Applicable After An Event of Default. During the existence of any Specified Event of Default, at the option of the Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 7.6 or 7.7, immediately and automatically upon the existence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the rate otherwise applicable to such Obligations plus 2.00% per annum.

2.10. Pro Rata Payment, Method of Payment; Proceeds of Collateral.

(a) [Reserved].

(b) Application of Proceeds of Collateral and Guaranty. All amounts received under any Guaranty and all proceeds received by the Administrative Agent and/or Collateral Agent from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent and/or Collateral Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.6) and any Protective Advances funded by any Agent with respect to the Collateral under or pursuant to the terms of this Agreement owing to (a) the Administrative Agent in its capacity as Administrative Agent and (b) the Collateral Agent

in its capacity as Collateral Agent, and then any remaining amount of such proceeds shall be distributed as follows:

(i) first, to the Swing Loan Lender for the payment of all of the Obligations consisting of accrued interest and the outstanding principal amount of Swing Loans;

(ii) second, to the Secured Parties (other than Defaulting Lenders), pro rata in accordance with the respective unpaid amounts of Obligations (other than interest in respect of Swing Loans paid pursuant to clause (i) above) then owing to such Secured Parties, including Cash Management Obligations and Hedge Obligations (to the extent reserves for such Cash Management Obligations and Hedge Obligations have been established by the Administrative Agent) and the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 2.32.2, until all the Obligations then owing to such Secured Parties have been paid and satisfied in full in cash;

(iii) third, to the Secured Parties (other than Defaulting Lenders), pro rata in accordance with the respective unpaid amounts of all other Obligations arising under this Agreement, under the other Loan Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses (i) and (ii) above;

(iv) fourth, to the Defaulting Lenders, pro rata in accordance with the respective unpaid amounts of Obligations then owing, until all the Obligations then owing have been paid and satisfied in full in cash;

(v) fifth, to the Person entitled thereto as directed by the Company or as otherwise determined by applicable law or applicable court order.

Notwithstanding anything to the contrary in this Section 2.10(b), (a) no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 2.10(b); and (b) to the extent that any amounts available for distribution pursuant to clause (ii) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent as cash collateral for the Letters of Credit pursuant to Section 2.32.2 and applied (I) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (II) then, following the expiration of all Letters of Credit, to all other Obligations of the types described in clauses (ii) and (iii) of above in the manner provided in this Section 2.10(b).

(c) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Collateral Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Collateral Agent to be distributed and shared pursuant to this Section 2.10 are in a form other than immediately available funds, the Collateral Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by clause (b) of this Section 2.10. The Secured Parties shall receive the applicable portions (in accordance with the foregoing clause (b) of this Section 2.10) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Collateral Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Collateral Agent pursuant to this clause (c), the Collateral Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(d) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent or the Collateral Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent or the Collateral Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent or the Collateral Agent (as applicable).

(e) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied, consistent with Section 2.10(b), (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11. Statement of Account. The Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (“Company’s Account”) in the name of the Company in which shall be recorded the date and amount of each Advance made by the Administrative Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by the Administrative Agent to record the date and amount of any Advance shall not adversely affect the Administrative Agent or any Lender. Each month, the Administrative Agent shall send to the Company a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between the Administrative Agent, Lenders and the Company during such month. The monthly statements shall be deemed correct and binding upon the Company in the absence of manifest error and shall constitute an account stated between Lenders and the Company unless the Administrative Agent receives a written statement of the Company’s specific exceptions thereto within forty-five (45) days after such statement is received by the Company. The records of the Administrative Agent with respect to the Company’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.12. Payment of Obligations. At the written election of the Company (which may be via email), the Administrative Agent may charge to Company’s Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder or under any other Loan Document (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Section 10.6 hereof) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise) and (ii) any sums expended by the Administrative Agent or any Lender due to any Loan Party’s failure to perform or comply in all material respects (after being requested to do so, to the extent such request is expressly required under this Agreement) with its obligations under this Agreement or any other Loan Document, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving

Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to the Administrative Agent and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the other Loan Documents with respect to such Revolving Advances.

2.13. Repayment of Excess Advances(a) . If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default exists at such time.

2.14. [Reserved].

2.15. [Reserved].

2.16. [Reserved].

2.17. Defaulting Lenders.

(a) Notwithstanding anything to the contrary set forth herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.17 so long as such Lender is a Defaulting Lender.

(b) (i) Except as otherwise expressly provided for in this Section 2.17, Revolving Advances shall be made pro rata from Revolving Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Revolving Lender (other than any Defaulting Lender) in accordance with their Revolving Commitment Percentages; provided, that, the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent. The Administrative Agent may hold and, in its discretion, re-lend to the Company the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) Fees pursuant to Section 2.5.1 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Revolving Lender becomes a Defaulting Lender, then:

(A) such Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Revolving Lenders which are Non-Defaulting Lenders in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Revolving Lender that is a Non-Defaulting Lender plus such Revolving Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default exists at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, the Company’s obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 2.5.1 hereof for so long as such Obligations are outstanding;

(C) if the Company cash collateralizes any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.5.1 hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Revolving Lenders pursuant to Section 2.5.1 hereof shall be adjusted and reallocated to Revolving Lenders which are Non-Defaulting Lenders in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.5.1 hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(F) so long as any Revolving Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or such Issuer, as applicable, is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Revolving Lenders which are Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by the Company in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.17(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents, and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 8.2.1(a) hereof.

(d) Other than as expressly set forth in this Section 2.17, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agents) and the other parties hereto shall remain unchanged. Nothing in this Section 2.17 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Company, any Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that the Administrative Agent, the Company, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Revolving Lender, then Participation Commitments of Revolving Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.18. Guaranties.

(a) [Reserved].

(b) On and after the Closing Date, within 45 days (or such longer period of time contemplated by the Collateral and Guarantee Requirements or as the Administrative Agent shall agree) after delivery (or date of required delivery) of each set of applicable financial statements pursuant to Sections 6.1(i) and (ii) and with respect to any Person that becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) after the Closing Date, within 45 days of such Person becoming a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), the Company shall take all actions (if any) required to be taken to satisfy the Collateral and Guarantee Requirements with respect to each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) such that all Wholly Owned Domestic Subsidiaries (other than Excluded Subsidiaries) are Guarantors as of such date.

(c) In connection with the delivery of any such Guaranties and Security Documents and the satisfaction of the Collateral and Guarantee Requirements, at the written request of the Administrative Agent or the Collateral Agent, the Company shall provide such other documentation to the Administrative Agent and Collateral Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent and Collateral Agent, corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent and Collateral Agent is necessary or advisable in connection therewith.

2.19. [Reserved].

2.20. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.20, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding Term Benchmark Loan, a proposed Term Benchmark Loan, or a proposed conversion of a Floating Rate Loan into a Term Benchmark Loan; or

(iii) the Administrative Agent or any Lender determines that the making, maintenance or funding of any Term Benchmark Loan has been made impracticable or unlawful by compliance by Administrative Agent or such Lender in good faith with any applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), or

(iv) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Loan, the Adjusted Term SOFR Rate and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advances) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new conversion/continuation notice in accordance with the terms of Section 2.7, for Advances denominated in Dollars, any conversion/continuation notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Loan in Dollars shall instead be deemed to be a conversion/continuation notice for a Floating Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Advance, then all other Types of Advance shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.20(a) with respect to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new conversion/continuation notice in accordance with the terms of Section 2.7, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Advance, be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the other Loan Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a conversion to or continuation of Term Benchmark Loans during any Benchmark Unavailability Period and, failing that, either the Company will be deemed to have converted any request for a continuation of a Term Benchmark Loan denominated in Dollars into a request for a conversion to a Floating Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.20, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Advance, be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan on such day.

2.21. [Reserved].

2.22. [Reserved].

2.23. Letters of Credit.

2.23.1 Subject to the terms and conditions hereof, the applicable Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of the Company except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the Maximum Revolving Advance Amount. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Floating Rate Loans consisting of Revolving Advances and shall bear interest at the Floating Rate. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.32.2).

2.23.2 Notwithstanding any provision of this Agreement, no Issuer shall be under any obligation to issue any Letter of Credit if (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing any Letter of Credit, or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, and which such Issuer in good faith deems material to it, or (b) the issuance of the Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally.

2.24. Issuance of Letters of Credit.

2.24.1 The Company may request any Issuer to issue or cause the issuance of a Letter of Credit by delivering to such Issuer, with a copy to the Administrative Agent at the Payment Office, prior to 1:00 p.m. (New York City time), at least five (5) Business Days (or such shorter period as agreed to by such Issuer and the Administrative Agent) prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of the Administrative Agent and such Issuer; and, such other certificates, documents and other papers and information as the Administrative Agent or such Issuer may reasonably request. No Issuer shall issue any requested Letter of Credit if such Issuer has received notice from the Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 4.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

2.24.2 Each Letter of Credit shall, among other things, (a) provide for the payment of sight drafts, other written demands for payment or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term, unless the Administrative Agent, Issuer and the Company agree for such Letter of Credit to be cash collateralized immediately upon the expiration of the Term, pursuant to Section 2.32.2 hereof. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by the applicable Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

2.24.3 The Administrative Agent shall use its reasonable efforts to notify Lenders of the request by the Company for a Letter of Credit hereunder.

2.25. Requirements For Issuance of Letters of Credit.

2.25.1 The Company shall authorize and direct the applicable Issuer to name the Company or a Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. If the Administrative Agent is not the Issuer of any Letter of Credit, the Company shall authorize and direct the applicable Issuer to deliver to Administrative Agent all agreements, documents or instruments and property received by such Issuer pursuant to such Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit, and the application therefor.

2.25.2 In connection with all trade Letters of Credit issued or caused to be issued by any Issuer under this Agreement, the Company hereby appoints each Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall exist: (i) to sign and/or endorse the Company’s name upon any warehouse or other receipts, and acceptances; (ii) to sign the Company’s name on bills of lading; (iii) to clear inventory through the United States of America Customs Department

(“Customs”) in the name of the Company or such Issuer or such Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of the Company for such purpose; and (iv) to complete in such the Company’s name or in the name of such Issuer or its designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither the Administrative Agent, nor any Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for the Administrative Agent’s, any Issuer’s or their respective attorneys’ bad faith, gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.26. Disbursements, Reimbursement.

2.26.1 Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

2.26.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify the Administrative Agent and the Company. Regardless of whether the Company shall have received such notice, the Company shall reimburse such Issuer in an amount equal to the amount so paid by such Issuer (such obligation to reimburse such Issuer shall sometimes be referred to as a “Reimbursement Obligation”) prior to 12:00 p.m. (New York City time) on each date that an amount is paid by such Issuer under such Letter of Credit (each such date, a “Drawing Date”). In the event the Company fails to reimburse such Issuer for the full amount of any drawing under any Letter of Credit by 12:00 p.m. (New York City time) on the Drawing Date, such Issuer will promptly notify the Administrative Agent and each Revolving Lender thereof, and the Company shall be automatically deemed to have requested that a Revolving Advance maintained as a Floating Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Revolving Lenders shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 4.2 hereof are then satisfied or the Revolving Commitments have been terminated for any reason) as provided for in Section 2.26.3 below. Any notice given by any Issuer pursuant to this Section 2.26.2 may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

2.26.3 Each Revolving Lender shall upon any notice pursuant to Section 2.26.2 above make available to the applicable Issuer through the Administrative Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.17 hereof) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.26.4 hereof) each be deemed to have made a Revolving Advance maintained as a Floating Rate Loan to the Company in that amount. If any Revolving Lender so notified fails to make available to the Administrative Agent, for the benefit of the applicable Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (a) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (b) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Floating Rate Loan on and after the fourth day following the Drawing Date. The Administrative Agent and the applicable Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent or such Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.26.3, provided that such Lender shall not be obligated to pay interest as provided in this Section 2.26.3 until and commencing from the date of receipt of notice from Administrative Agent or such Issuer of a drawing.

2.26.4 With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Floating Rate Loan to the Company in whole or in part as contemplated by Section 2.26.2, because of the Company’s failure to satisfy the conditions set forth in Section 4.2 hereof (other than any notice requirements) or for any other reason, the Company shall be deemed to have incurred from the Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Floating Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.26.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.26.

2.26.5 Each Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (a) Issuers cease to be obligated to issue or cause to be issued Letters of Credit hereunder; (b) no Letter of Credit issued or created hereunder remains outstanding and uncanceled; and (c) all Persons (other than the Company) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.27. Repayment of Participation Advances.

2.27.1 Upon (and only upon) receipt by the Administrative Agent for the account of Issuer of immediately available funds from the Company (a) in reimbursement of any payment made by Issuer or the Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (b) in payment of interest on such a payment made by Issuer or the Administrative Agent under such a Letter of Credit, the Administrative Agent will pay to each Revolving Lender, in the same funds as those received by the Administrative Agent, the amount of such Revolving Lender’s Revolving Commitment Percentage of such funds, except the Administrative Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by the Administrative Agent (and, to the extent that any of the other Revolving Lenders have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.17, the Administrative Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

2.27.2 If Issuer or the Administrative Agent is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Company to Issuer or the Administrative Agent pursuant to Section 2.27.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of the Administrative Agent, forthwith return to Issuer or the Administrative Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or the Administrative Agent plus interest at the Federal Funds Effective Rate.

2.28. Documentation. The Company agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of the Company and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from the Company’s own. In the event of a conflict between the Letter of

Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Company’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.29. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.30. Nature of Participation and Reimbursement Obligations. The obligation of each Revolving Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Company to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.30 under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Company, as the case may be, may have against Issuer, the Administrative Agent, the Company or such Lender, as the case may be, or any other Person for any reason whatsoever;

(b) the failure of the Company or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.26;

(c) any lack of validity or enforceability of any Letter of Credit;

(d) any claim of breach of warranty that might be made by the Company, the Administrative Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which the Company, the Administrative Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(e) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(f) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(g) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by the Company, unless the Administrative Agent and Issuer have each received written notice from the Company of such failure within three (3) Business Days after Issuer shall have provided the Administrative Agent and the Company a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i) the occurrence of any Material Adverse Effect;

(j) any breach of this Agreement or any other Loan Document by any party thereto;

(k) the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(l) the fact that a Default or an Event of Default exists;

(m) the fact that the Term shall have expired or this Agreement or the Revolving Commitments have been terminated; and

(n) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.31. Liability for Acts and Omissions.

2.31.1 As between the Company, on the one hand, and Issuer, Swing Loan Lender, the Administrative Agent and Lenders, on the other hand, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Company against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of Issuer, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order) in connection with actions or omissions described in such clauses (a) through (h) of such sentence. In no event shall Issuer or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

2.31.2 Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (a) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (b) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of a Letter of Credit; (c) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (d) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (e) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (f) may settle or adjust any claim or demand made on Issuer or its Affiliates in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

2.31.3 In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order), shall not put Issuer under any resulting liability to the Company, the Administrative Agent or any Lender.

2.32. Letter of Credit Fees; Cash Collateral.

2.32.1 The Company shall pay (x) to the Administrative Agent, for the ratable benefit of Revolving Lenders, fees for each outstanding Letter of Credit for the period from and excluding the date of issuance of such Letter of Credit to and including the date of expiration or termination, equal to the daily face amount of all outstanding Letters of Credit multiplied by the Applicable Margin for Term Benchmark Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to the applicable Issuer, a fronting fee in the amount of one eighth of one percent (0.125%) per annum times the daily face amount of all outstanding Letters of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, the Company shall pay to the Administrative Agent, for the benefit of Issuer, any and all reasonable and customary administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Company in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. During the existence of a Specified Event of Default, at the option of Administrative Agent or at the direction of the Required Lenders (or, in the case of any Event of Default under Sections 7.6 or 7.7, immediately and automatically upon the existence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 2.32.1 shall be increased by an additional two percent (2.0%) per annum.

2.32.2 At any time during the existence of an Event of Default, at the option of the Administrative Agent or at the direction of the Required Lenders (or, in the case of any Event of Default under Sections 7.6 or 7.7 hereof, immediately and automatically upon the existence of such Event of Default, without the requirement of any affirmative action by any party), or on the last day of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.6.5 hereof), the Company will cause cash to be deposited and maintained in an account with the Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and the Company hereby irrevocably authorizes the Administrative Agent, in its discretion, on the Company’s behalf and in the Company’s name, to open such an account and to make and maintain deposits therein, or in an account opened by the Company, in the amounts required to be made by the Company, out of the proceeds of receivables or other Collateral or out of any other funds of the Company coming into any Lender’s possession at any time. The Administrative Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which the Administrative Agent and the Company mutually agree (or, in the absence of such agreement, as the Administrative Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or the Administrative Agent may (notwithstanding the foregoing) establish the account provided for under this Section 2.32.2 as a non-interest bearing account and in such case the Administrative Agent shall have no obligation (and the Company hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other applicable Law to pay interest on such cash collateral being held by the Administrative Agent. The Company shall not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) Payment in Full of all of the Obligations; (y) expiration of all Letters of Credit; and (z) termination of the Commitments and of this Agreement. The Company hereby assigns, pledges and grants to the Administrative Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of the Company in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. The Company agrees that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, the Administrative Agent may use such cash collateral to pay and satisfy such Obligations.

ARTICLE III

CHANGE IN CIRCUMSTANCES, TAXES

3.1. Capital Adequacy.

(a) In the event that any Agent, Swing Loan Lender or any Lender shall have determined that any applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.1, the term “Lender” shall include each Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling any Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any Term Benchmark Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which such Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration each Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by any Agent, Swing Loan Lender or any Lender to be material, then, from time to time, the Company shall pay upon demand to such Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate such Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, such Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.1 shall be available to each Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable Law, rule, regulation, guideline or condition.

(b) A certificate of such Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate such Agent, Swing Loan Lender or such Lender with respect to Section 3.1(a) hereof when delivered to the Company shall be conclusive absent manifest error.

3.2. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advances made by such Lender; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes; and (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Advance or of maintaining its obligation to make any such Advance or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Company will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.2 shall be delivered to the Company and shall be conclusive absent manifest error. Subject to paragraph (d) of this Section 3.2, the Company shall pay such Lender the amount shown as due on any such certificate, absent manifest error, within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 3.2 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.5, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

3.4. Withholding of Taxes; Gross-Up. (a) Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of Taxes deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 3.4), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or the Collateral Agent for the payment of any Other Taxes they were required to pay by law or by a relevant Governmental Authority in respect of this Agreement.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. Each applicable Loan Party shall indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(d) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the Collateral Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(e) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or the Collateral Agent (as applicable) under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) and Section 3.4(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Company is a U.S. Person, each Lender shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit D attached hereto (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) and in paragraph (f)(iii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) in the case of a Non-U.S. Lender, any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld or deducted.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company and the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

3.5. Mitigation Obligations; Replacement of Lenders.

(a) If any Recipient requests compensation under Section 3.2, or if a Loan Party is required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.4, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment including the $3,500 fee contemplated by Section 13.1(b).

(b) If any Lender (i) shall become affected by any of the changes or events described in Section 3.2 or 3.4 and the Company is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender, (iii) [reserved], or (iv) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Company may, upon at least five Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender reasonably acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Loan Party and the Departing Lender) of all amounts then owed to such Departing Lender under Sections 3.2 or 3.4, if any, assign all (but not less than all) of its interests, rights, obligations, Advances and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 3.5 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 3.2 or 3.4 and Section 10.6).

(c) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Advances and Commitments under this Section 3.5, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in paragraph (b) of this Section 3.5 without any further action of the Departing Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Closing Date. This Agreement shall become effective and the obligations of the Revolving Lenders to make (or to be deemed to have made) the Advances hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived by the Required Lenders in accordance with Section 8.2):

(a) The Administrative Agent shall have received (i) a counterpart of this Agreement signed by the Company, or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signature page of this Agreement) that the Company has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received copies of the articles of incorporation, partnership agreement or similar Organizational Documents of the Company and each Guarantor as of the Closing Date, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence (to the extent applicable), certified by the Secretary or an Assistant Secretary or other duly authorized director or representative of the Company or such Guarantor, as the case may be.

(c) The Administrative Agent shall have received copies of the by-laws or other similar operating agreement (to the extent applicable) and resolutions of the shareholders and/or Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent), of the Company and each Guarantor authorizing the execution and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary or other duly authorized representative of the Company or such Guarantor, as the case may be.

(d) The Administrative Agent shall have received an incumbency certificate of the Company and each Guarantor, which shall identify by name and title and bear the signature of the Authorized Officers of the Company or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Guarantor.

(e) The Administrative Agent shall have received a customary written opinion of Jones Day, as counsel for the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and Lenders and dated as of the Closing Date, in form and substance reasonably satisfactory to the Required Lenders.

(f) The Collateral and Guarantee Requirement shall have been satisfied; provided that to the extent that the Collateral and Guarantee Requirement (other than the execution of the Security Documents and the Guaranty, delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in all assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction, delivery of intellectual property security agreements in form for filing with the United States Patent and Trademark Office (“USPTO”) or the United States Copyright Office (“USCO”) and the delivery of possessory collateral) cannot be satisfied at closing, are not satisfied as of the Closing Date after the Company has used commercially reasonable efforts to do so, the satisfaction of such requirements shall not be a condition to the availability of the Advances on the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 6.29 or, in each case, such later date as the Required Lenders may reasonably agree). The Collateral Agent shall have received (i) a completed Perfection Certificate (as defined in the Security Agreement), dated as of the Closing Date, and signed by an Authorized Officer of the Company and each Loan Party, together with all attachments contemplated thereby and (ii) results of (x) searches of the Uniform Commercial Code filings and (y) bankruptcy, judgment, tax and intellectual property lien searches requested by the Administrative Agent, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or other documents) are permitted hereunder or have been or will be released in connection with the making (or deemed making) of the Advances on the Closing Date.

(g) [Reserved].

(h) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act, that is reasonably requested by it or any Lender at least five Business Days prior to the Closing Date.

(i) (i) The Company shall have paid or shall pay substantially concurrently with the making (or deemed making) of the Advances all reasonable and documented out-of-pocket fees and expenses, premiums and other amounts due and payable on the Closing Date from the Company and its Subsidiaries to the Administrative Agent, the Collateral Agent and/or the Lenders under the Loan Documents and/or pursuant to any fee letter or similar agreement executed by the Company or any other Loan Party in connection herewith and (ii) the Administrative Agent, the Collateral Agent and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Blank Rome LLP, counsel for the Administrative Agent and the Collateral Agent) required to be reimbursed or paid by the Company hereunder, under any other Loan Document or under any fee letter or similar agreement.

(j) (x) All the representations and warranties contained in Article V shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects and (y) no Default or Event of Default shall exist or would result from the extensions of credit hereunder on the Closing Date.

(k) Since November 30, 2023, there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) The Administrative Agent shall have received a certificate from a Designated Financial Officer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the Transactions contemplated hereby to be consummated on the Closing Date.

(m) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, and there shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Company) threatened in any court or before any arbitrator or governmental instrumentality that is not stayed and could reasonably be expected to result in a Material Adverse Effect.

(n) The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, executed by any Authorized Officer of such Loan Party, and including or attaching the documents referred to in clauses (b) through (d) of this Section 4.1 and, in the case of the certificate delivered by the Company, confirming compliance with the conditions set forth in clauses (j), (k), (m) and (o) of this Section 4.1.

(o) After giving effect to the Transactions, the Administrative Agent shall have received evidence (in form reasonably satisfactory to the Administrative Agent) that the Company and its Domestic Subsidiaries shall have cash and Cash Equivalents of no less than $300,000,000.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender or prospective Lender prior to the proposed Closing Date specifying its objection thereto.

4.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

4.2.1 Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of materiality qualifiers) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

4.2.2 No Default. No Event of Default or Default shall exist on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that the Administrative Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

4.2.3 Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such Advance that the conditions of this subsection shall have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders, the Agents and the Issuer on the Closing Date and each other date such representations and warranties are made pursuant to the Loan Documents, that:

5.1. Corporate Existence and Standing. The Company, each Loan Party and, other than as would not reasonably be expected to have a Material Adverse Effect, each of their Subsidiaries is a corporation, partnership, limited liability company, unlimited liability company or other organization, duly organized or incorporated and validly existing under the laws of its jurisdiction of organization or incorporation and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted (in each case, in the case of Foreign Subsidiaries, to the extent such legal concepts are applicable thereto).

5.2. Authorization and Validity. Each Loan Party has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other applicable company proceedings. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s Organizational Documents or the provisions of any material indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Permitted Lien) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4. Financial Statements. The Company has delivered the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2022, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal month and the portion of the fiscal year ended November 30, 2023.

All financial statements of the Company and its Subsidiaries delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 6.1 or Article IV on and after the Closing Date were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

5.5. Material Adverse Change. Since November 30, 2023, there has been no change in the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. Each of the Company and each of the Company’s Subsidiaries has filed all United States federal tax returns and all other tax returns that are required to be filed with any Governmental Authority and has paid all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than Permitted Liens) exists or (ii) where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes, other than Permitted Liens.

5.7. Litigation and Guarantee Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened in writing against or affecting the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Advances. Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Subsidiaries have no material Guarantee Obligations not provided for or disclosed in financial statements referred to in Section 5.4 that could reasonably be expected to have a Material Adverse Effect.

5.8. Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are applicable).

5.9. ERISA. Except where noncompliance could not reasonably be expected to have a Material Adverse Effect, each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. Each Plan is in compliance with the applicable provisions of ERISA and the Code, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no Reportable Event which has or may result in any liability has occurred with respect to any Plan, and no member of the Controlled Group has withdrawn (completely or partially) from any Multiemployer Plan. No member of the Controlled Group has (i) filed an application for the waiver of the minimum funding standards under Section 412 of the Code or Section 302 of ERISA with respect to any Plan, (ii) made an amendment to a Plan that could result in the posting of a bond or other security under Section 436(f)(1) of the Code having a value individually or collectively in excess of $50,000,000 or (iii) incurred any liability under Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA or a liability that has been satisfied. No Lien has been imposed upon any Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contain, when taken as a whole, any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Company represents only that such information has been prepared in good faith based on assumptions believed by the Company to be reasonable.

5.11. Regulations T, U and X. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock. The Company and its Subsidiaries are in compliance with Section 6.2.

5.12. [Reserved].

5.13. Compliance With Laws; Properties. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

5.14. Plan Assets; Prohibited Transactions. No Loan Party has engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect.

5.15. Environmental Matters. The Company and its Subsidiaries are not, and within the last five (5) years have not been, in violation of any Environmental Laws in such a fashion that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice regarding liabilities under or compliance with under Environmental Laws or are the subject of any litigation, arbitration, governmental investigation, proceeding or inquiry related to Environmental Laws, Hazardous Substances or Remedial Action, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has incurred any Environmental Liability.

5.16. Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17. Intellectual Property Matters. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 5.17, (a) the Company and each of its Subsidiaries own, or possess the valid license or legal right to use, all intellectual property used in, held for use in or necessary for the conduct of the respective businesses of the Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens, (b) none of the Company or its Subsidiaries are infringing upon, misappropriating or otherwise violating any intellectual property of any person, and there are no claims or litigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the foregoing and (c) there are no claims or litigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries relating to any of the intellectual property owned by the Company or any of its Subsidiaries.

5.18. Insurance. The Company and its Subsidiaries maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as management of the Company reasonably considers consistent with sound business practice.

5.19. Ownership of Properties. On the Closing Date, the Company and its Subsidiaries will have good and marketable fee simple to, or a valid leasehold interest in, all of its real property, including the Mortgaged Properties, and all Property and assets reflected in their financial statements for such date as owned, leased or otherwise held by them, free and clear of all Liens, other than Permitted Liens.

5.20. Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Subsidiary, that could reasonably be expected to have a Material Adverse Effect.

5.21. Burdensome Obligations. As of the Closing Date, the Company does not anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

5.22. Patriot Act. None of the Company or its Subsidiaries is in violation, in any material respect, of any applicable law primarily relating to counter-terrorism including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, and the Patriot Act.

5.23. Sanctions; Anti-Corruption Laws.

5.23.1 Each Covered Entity, and its directors and officers, and, to the knowledge of the Company, any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person in violation of Sanctions; and (c) is not in violation of Sanctions. No Covered Entity nor any of its directors, officers, or, to the knowledge of the Company, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received a written notice of investigation from any Governmental Body regarding a violation of Sanctions by such Covered Entity. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Sanctions. The Company represents and warrants that there is no Blocked Property pledged as Collateral.

5.23.2 Each Covered Entity, and its directors and officers, and, to the knowledge of the Company, any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of applicable Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or to secure any improper advantage or to corruptly obtain or retain business. No Covered Entity nor any of its directors, officers, or, to the knowledge of the Company, its employees, agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any written notice of investigation from any Governmental Authority regarding a violation of applicable Anti-Corruption Laws by such Covered Entity. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

5.24. Security Documents.

5.24.1 On and after the Closing Date, the Security Documents are effective to create in favor of the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, a legal, valid, and enforceable (subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) Lien (subject to Permitted Liens) on the Collateral as security for the relevant Obligations, and when (i) UCC financing statements and other filings in appropriate form are filed in the relevant office with respect to which a security interest may be perfected under applicable law by such filings, (ii) intellectual property security agreements are filed with and recorded by the USPTO or USCO, as applicable, with respect to which a security interest may be perfected by such filings, and (iii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Security Document), the Liens created by the Security Documents shall constitute fully perfected, first priority Liens (subject to Permitted Liens) on, and security interests in, all right, title and interest of the grantors in the Collateral covered thereby to the extent perfection is required in accordance with the terms of the Security Documents (other than such Collateral in which a security interest cannot be perfected (x) under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement, (y) by possession or control by the secured party, or (z) through filings with the USPTO or the USCO, as applicable) in each case subject to no Liens other than Permitted Liens.

5.24.2 Each Security Document (other than Mortgages) delivered pursuant to Section 6.9 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the applicable Collateral described therein, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents), in each case subject to no Liens other than Permitted Liens.

5.24.3 Each Mortgage delivered pursuant to Section 6.9 will be in a form that, when duly executed, delivered and recorded, will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Liens, and when such Mortgage is properly recorded (together with all other necessary filings, if any, in appropriate form) in the applicable office in accordance with the provisions of Section 6.9, such Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Property contemplated thereby and the proceeds thereof, in each case subject to no Liens other than Permitted Liens.

5.25. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date, as applicable (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.

For the purposes hereof, (a) the term “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) the term “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) the term “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the applicable date, after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement and the making of the Advances), determined in accordance with GAAP consistently applied; (d) the term “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Advances) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company, (e) the term “Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature” means that the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Advances) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; and (f) the term “Do Not Have Unreasonably Small Capital” means the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Advances) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

5.26. Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Company on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date such certificate is delivered.

5.27. Term Loan Documents. As of the date hereof, the Administrative Agent has received true, correct and complete copies of the material Term Loan Documents (including all amendments to the Term Loan Agreement, if any).

ARTICLE VI

COVENANTS

On and after the Closing Date until the termination in full of the Commitments and Payment in Full of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted):

6.1. Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for the benefit of the Lenders:

(i) Within 90 days (or such later date as the Company may be permitted to file its applicable annual report on Form 10-K by the rules and regulations of the SEC but in any event within 120 days) after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or qualification related to impending maturity of any Advances or Commitments under this Agreement)) certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows.

(ii) Within 45 days (or such later date as the Company may be permitted to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC but in any event within 75 days) after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer.

(iii) [Reserved].

(iv) Together with the financial statements required under Sections 6.1(i) or (ii), a compliance certificate in substantially the form of Exhibit F (a “Compliance Certificate”) signed by a Designated Financial Officer and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(v) Promptly and in any event within 30 Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan (or such longer period as is acceptable to the Administrative Agent), a statement, signed by a Designated Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(vi) Promptly and in any event within 15 Business Days after receipt by the Company (or such longer period as is acceptable to the Administrative Agent), a copy of (a) any written notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Substances into the environment, and (b) any written notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements that the Company or any of its Subsidiaries sends to or files with any of their respective securities holders (other than the Company or any Subsidiary) or any securities exchange or the SEC pertaining to the Company or any of its Subsidiaries as the issuer of securities.

(viii) Such other information (including non-financial information) as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Notwithstanding the foregoing clauses (i) and (ii) above, as to any information contained in materials furnished pursuant to clause (vii) above, the Company shall not be separately required to furnish such information under the clauses (i) or (ii) above, provided the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in the above clauses (i) and (ii) above at the times specified therein. Materials required to be delivered pursuant to any of clauses (i) through (vii), inclusive, above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.

6.2. Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Company will (i) within a reasonable period notify the Administrative Agent in writing upon it obtaining knowledge of the occurrence of a Reportable Compliance Event; (ii) within a reasonable period and upon request by the Administrative Agent provide substitute Collateral to the Collateral Agent if, at any time, any Collateral becomes Blocked Property to the extent such substitution can be conducted in compliance with Sanctions; and (iii) maintain in effect policies and procedures reasonably designed to promote compliance with all applicable Anti-Corruption Laws and Sanctions by each Covered Entity, and its directors and officers and any employee acting on behalf of such Covered Entity in connection with this Agreement.

6.3. Notice of an Event of Default; Modification of Term Loan Agreement. The Company will (a) after any senior officer of the Company has knowledge thereof, give prompt notice in writing to the Administrative Agent of the existence of (i) any Default or Event of Default, (ii) any other development, financial or otherwise (including, without limitation, relating to any Plan or Multiemployer Plan), which could reasonably be expected to have a Material Adverse Effect or (iii) any event of default under the Term Loan Documents and (b) promptly after the execution thereof, endeavor to provide to the Administrative Agent a copy of any material amendment, supplement, termination, replacement, or waiver in respect of the Term Loan Agreement.

6.4. Conduct of Business. Neither the Company nor any of its Subsidiaries shall enter into any material business, either directly or through any Subsidiary, except for those businesses (a) in which the Company and its Subsidiaries are engaged on the date of this Agreement or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof. The Company will, and will cause each Subsidiary to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company, unlimited liability company or other organizational form in its jurisdiction of incorporation or organization, as the case may be (unless, with respect to any Subsidiary, the failure to do so could not reasonably be expected to have a Material Adverse Effect), and maintain all requisite authority to conduct its business in each material jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5. Taxes. Each of the Company and each of its Subsidiaries will timely file all United States federal tax returns and all other tax returns that are required to be filed with any Governmental Authority and will pay when due all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than Permitted Liens) exists or (ii) where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

6.6. Insurance. The Company will, and will cause each other Loan Party to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.

6.7. Compliance with Laws(a) . The Company will, and will cause each Subsidiary to, comply with all Requirements of Law (including, without limitation, Environmental Laws), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall take all actions required under Flood Insurance Regulations and/or reasonably requested by the Collateral Agent to assist in ensuring that each Lender is in compliance with Flood Insurance Regulations applicable to the Collateral, including, but not limited to, providing the Collateral Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage or deed of trust in favor of the Collateral Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by Flood Insurance Regulations.

6.8. Properties; Inspection. The Company will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Company reasonably deems consistent with sound business practice. The Company will, and will cause each Subsidiary to, permit representatives of the Agents (and through the Agents, the Lenders), to reasonably inspect any of the Property of the Company and each Subsidiary, the financial or accounting records of the Company and each Subsidiary and other documents of the Company and each Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the relevant Agent and the Lenders under this Agreement, to examine such records and documents of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the relevant Agent may designate; provided that (x) other than during the existence of an Event of Default, no more than one (1) such inspection shall be conducted in any fiscal year and (y) only during the existence of an Event of Default shall such inspections be at Company’s expense; provided, further, that all such inspection rights will be limited to the extent necessary for the Company and its Subsidiaries to comply with contractual confidentiality obligations not entered into by the Company and its Subsidiaries for the purpose of avoiding obligations under this Section 6.8. The Agents and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.8 so as to minimize the disruption to the business of the Company and its Subsidiaries resulting therefrom.

6.9. Collateral Matters; Further Assurances, Etc.

(a) On and after the Closing Date the Company will, and will, subject in the case of the Loan Parties to the Collateral and Guarantee Requirement, cause each Subsidiary that is (i) not an Excluded Subsidiary and (ii) is a Guarantor (including any Wholly Owned Subsidiaries required to enter into the Guaranty pursuant to Section 2.18), to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable Law, or which the Collateral Agent may reasonably request, to effectuate the Transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Company.

(b) On and after the Closing Date, with respect to any Property (other than Excluded Assets) of the Company or any Guarantors as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such other documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected, first priority security interest (subject to Permitted Liens) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by applicable law or as may be reasonably requested by the Collateral Agent.

(c) On and after the Closing Date, with respect to any fee interest in any real property (together with improvements thereof) having a fair market value in the reasonable judgment of the Company of at least $10,000,000, except to the extent constituting Excluded Assets, within 90 days after the Closing Date or, if later, the acquisition thereof or joinder of the applicable Guarantor owning such property (or, in each case such later date, as agreed by the Collateral Agent), (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount equal to the fair market value referred to above (but in no event less than the purchase price of such real property), or such other amount as shall be reasonably specified by the Collateral Agent, which title insurance shall contain such endorsements and affirmative coverage as may be reasonably requested by the Collateral Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent, (iii) if requested by the Collateral Agent, a current ALTA survey of such real property, together with a surveyor’s certificate, (iv) if requested by the Collateral Agent, deliver to the Collateral Agent customary legal opinions of local counsel and counsel in the jurisdiction where the relevant Guarantor is organized relating to such matters as may be reasonably requested by the Collateral Agent, and (v) if requested by the Collateral Agent, provide a Phase I environmental assessment report for such property.

(d) On and after the Closing Date, with respect to any Subsidiary created or acquired by the Company or any Guarantor, except to the extent constituting an Excluded Subsidiary or Excluded Assets, within 45 days of such Person becoming a Subsidiary (or such later date as agreed by the Collateral Agent) (i) the Company shall take all actions (if any) to cause such Wholly Owned Subsidiary (other than an Excluded Subsidiary) to comply with the Collateral and Guarantee Requirements, (ii) the Company shall, or shall cause the applicable Guarantor to, execute and deliver to the Collateral Agent such amendments to the Security Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected, first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by the Company or any Guarantor, except to the extent such Capital Stock constitutes an Excluded Asset, and (iii) if such Capital Stock (except to the extent such Capital Stock constitutes an Excluded Asset) is certificated, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by an Authorized Officer of the Company or such Guarantor, as applicable.

(e) [Reserved].

(f) MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgages, any increase, extension or renewal of any of the Commitments (including the provision of any incremental credit facilities hereunder, but excluding any continuation or conversion of Advances) may at the discretion of the Required Lenders be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgages as required by Flood Insurance Regulations and as otherwise reasonably required by the Administrative Agent or the Collateral Agent and (2) the Administrative Agent having received written confirmation from the Lenders, flood insurance due diligence and flood insurance compliance has been completed thereby (such written confirmation not to be unreasonably withheld, conditioned or delayed).

(g) Flood Insurance. With respect to each Mortgage that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Regulations, the applicable Loan Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgage of the Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the

Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Regulations and (B) promptly upon request of the Administrative Agent, will deliver to the Administrative Agent or the Collateral Agent, as applicable, evidence of such compliance, including, without limitation, evidence of annual renewals of such insurance.

(h) Pledges of Mortgaged Property. Notwithstanding the foregoing or anything herein to the contrary, the Collateral Agent shall not enter into any Mortgage in respect of any real property located in the United States acquired by the Company or any other Loan Party after the Closing Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (x) if such real property is located in a “special flood hazard area”, (I) a notification to the Company (or applicable Loan Party) of that fact and (if applicable) notification to the Company (or applicable Loan Party) that flood insurance coverage is not available and (II) evidence of the receipt by the Company (or applicable Loan Party) of such notice; and (y) if such notice is required to be provided to the Company (or applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(i) [Reserved].

(j) Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, this Agreement and the other Loan Documents are subject in all respects to the Collateral and Guarantee Requirement.

6.10. Maintenance of Ratings. The Company will use commercially reasonable efforts to (a) obtain credit ratings for the Credit Facility from Moody’s and S&P within 90 days of the Closing Date and (b) cause to be maintained at all times (x) a corporate family rating, in the case of Moody’s and (y) an issuer credit rating, in the case of S&P, for the Company, but in the case of clauses (a) and (b), for the avoidance of doubt, not any specific rating.

6.11. [Reserved].

6.12. Guaranties. The Company will cause each applicable Wholly Owned Subsidiary (other than an Excluded Subsidiary) of the Company to guarantee the Obligations pursuant to a Guaranty and to satisfy the Collateral and Guarantee Requirement to the extent required by Section 2.18.

6.13. Merger; Consolidations; Fundamental Changes. The Company will not, nor will it permit any Subsidiary to, merge, amalgamate or consolidate with or into any other Person; provided that, so long as no Default or Event of Default exists or would result therefrom, the Company may merge or consolidate with any other corporation and each Subsidiary may merge, amalgamate or consolidate with any other Person; provided, further, that (i) in the case of any such merger or consolidation involving the Company, the Company is the surviving corporation and continues to be organized in the United States, (ii) in the case of any such merger, amalgamation or consolidation involving a Guarantor that does not survive or continue following such merger, amalgamation or consolidation, the surviving or continuing Person assumes all of such Guarantor’s obligations under the Loan Documents and, if not already the Company or a Guarantor, becomes a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent and such surviving or continuing Person shall be organized in the United States and (iii) this Section 6.13 shall not prohibit any Disposition of a Subsidiary that is otherwise permitted under Section 6.14. It is understood that in connection with a Limited Condition Transaction otherwise permitted hereunder, the Company may elect to test the no Default or Event of Default requirement set forth above on the date the definitive documentation with respect to such Limited Condition Transaction is entered into and not on the date such transaction is consummated; provided, that, in any event, no Event of Default under Section 7.2, 7.5 (solely as a result of an event of default under Section 7.2 of the Term Loan Agreement), 7.6 or 7.7 shall exist on the date such Limited Condition Transaction is consummated.

The Company will not, nor will it permit any Subsidiary to, liquidate or dissolve; provided that a Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the interest of the Company and is not materially disadvantageous to the Lenders (it being agreed that any Guarantor that liquidates or dissolves shall transfer all of its assets to the Company or another Guarantor, unless otherwise permitted pursuant to Section 6.15).

6.14. Dispositions. The Company will not, nor will it permit any Subsidiary to, Dispose of its Property, to any other Person, except:

(i) sales and leases of inventory in the ordinary course of business;

(ii) Dispositions of assets that are obsolete, damaged, worn out or surplus, in each case in the ordinary course of business;

(iii) Dispositions of machinery, equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days of such Disposition or (B) the proceeds of such Disposition are applied to the purchase price of replacement assets within 180 days of such Disposition;

(iv) Dispositions of cash, Cash Equivalents and the like in the ordinary course of business or in connection with cash management activities;

(v) Discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof;

(vi) Dispositions resulting from any taking or condemnation of any property of the Company or any Subsidiary by any Governmental Authority or any assets subject to a casualty;

(vii) the lease or sublease of real property in the ordinary course of business and not constituting a sale and leaseback and the sale and leaseback of real property; provided that any Indebtedness arising from such sale and leaseback is not prohibited hereunder;

(viii) licenses and sublicenses of intellectual property of the Company or any Subsidiary, in each case in the ordinary course of business; provided that such licensing or sublicensing of intellectual property is either (x) on a non-exclusive basis or (y) exclusive only within the granted territory;

(ix) Dispositions or the lapse or abandonment (including failure to maintain) in the ordinary course of business of any intellectual property of the Company or any Subsidiary determined in the reasonable good faith judgment of the respective owner to be no longer useful, necessary, or otherwise material in the operation of the business of the Company or any Subsidiary;

(x) issuance of Capital Stock by a Subsidiary to the Company or to a Wholly Owned Subsidiary;

(xi) [reserved];

(xii) sales, assignments or other transfers of accounts or lease receivables (and rights and property ancillary thereto) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt;

(xiii) Dispositions constituting Investments permitted by Section 6.15, Dispositions constituting Restricted Payments permitted by Section 6.25, Dispositions constituting mergers, consolidations, or fundamental changes permitted by Section 6.13 and Dispositions related to Permitted Integrated Service Contract Transactions;

(xiv) Dispositions of any property, interests or assets (A) to any Loan Party and (B) between Subsidiaries that are not Guarantors;

(xv) the Company or any Subsidiary may consummate the concurrent purchase and sale or exchange of property useful in a Similar Business between the Company or any of its Subsidiaries and another person to the extent that the assets received by the Company or its Subsidiaries are of equivalent or greater fair market value than the assets transferred; provided that to the extent the assets Disposed of pursuant to this clause (xv) constituted Collateral, the assets received by the Company or its applicable Subsidiary shall also constitute Collateral;

(xvi) Dispositions of treasury stock of the Company to Subsidiaries for use as consideration for acquisitions permitted under Section 6.15;

(xvii) creation of Permitted Liens and Dispositions in connection with such Liens;

(xviii) other Dispositions of Property that, together with all other property of the Company and its Subsidiaries previously Disposed of in reliance upon this clause (xviii) during the twelve-month period ending with the most recent month prior to the month in which any such Disposition occurs for which financial statements of the Company have been delivered pursuant to Section 6.1(i) or (ii), did not constitute a Substantial Portion of the Property of the Company and its Subsidiaries as of the end of such most recent prior month; provided that, with respect to any Disposition made in reliance on this Section 6.14(xviii), (A) the consideration paid to the Company and the other Loan Parties in such Disposition is for fair market value as determined by the Company in its reasonable business judgment and at least 90% cash or Cash Equivalents, and (B) for any Disposition of Property which represents consolidated assets in excess of $10,000,000, the Board of Directors of the Company shall have approved such Disposition;

(xix) any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims;

(xx) any termination, avoidance or other similar action with respect to any contract or lease which is not be materially adverse to the interest of any Lender in its capacity as such; and

(xxi) other Dispositions of Property of the Company and its Subsidiaries that are of Property no longer used or useful in the business of the Company and its Subsidiaries made in the ordinary course of business.

Notwithstanding anything in this Section 6.14 to the contrary, (w) no such Dispositions of property may be made (other than pursuant to clause (i) or (xxii) above) if any Event of Default or, in the case of clause (xviii), a Default exists, (x) no such Dispositions of Equity Interests in any Guarantor may be made to any Person if such Disposition would result in such Guarantor being prohibited by applicable Law or regulations or by the terms of any binding contractual arrangement from providing its Guaranty hereunder and under the other Loan Documents unless such Guarantor ceases to be a Subsidiary of the Company as a result of such Disposition, (y) no such Disposition of intellectual property may be made by a Loan Party that results, directly or indirectly, in any Person that is not a Loan Party owning or holding Material Intellectual Property and (z) no such Disposition (whether direct or indirect and whether in one transaction or in a series of transactions) of any material German business division(s) of the Company, including any Capital Stock of a Subsidiary or any Property of a Subsidiary that constitutes a material portion of any material German business division of the Company and its Subsidiaries, taken as a whole, may be made by a Loan Party or any Subsidiary to any Person other than a Loan Party or any Subsidiary without the consent of the Administrative Agent and the Required Lenders.

6.15. Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make any Investments or to make any Acquisition of any Person, except:

(i) Investments in cash and Cash Equivalents;

(ii) Investments in the Company and its Subsidiaries; provided that at no one time shall the aggregate outstanding principal amount of all Investments made by a Loan Party in an External Subsidiary in reliance on this clause (ii) exceed the amount of cash and Cash Equivalents received by a Loan Party on or after the Closing Date from one or more External Subsidiaries; provided that the outstanding principal amount of Investments made in reliance on clause (ii) shall be (without duplication) reduced by the amount of capital returned (exclusive of items reflected in Consolidated Net Income) to a Loan Party from any such Investments made in reliance on such clause, which reductions may not exceed in aggregate amount the amount originally invested;

(iii) (A) Investments existing on the Closing Date and set forth on Schedule 6.15 and (B) other intercompany Investments existing on the Closing Date among External Subsidiaries organized (or the equivalent thereof) in Germany;

(iv) other intercompany Investments made by a Loan Party or an External Subsidiary in a Loan Party or an External Subsidiary in connection with bona fide cash management activities that are consistent with past practice;

(v) [reserved];

(vi) [reserved];

(vii) Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;

(viii) Investments received in settlement of amounts due to the Company or any Subsidiary effected in the ordinary course of business;

(ix) so long as no Default or Event of Default exists or would result therefrom, other Investments; provided that the aggregate amount of such Investments made (net of any return in cash (including via book entry) of the principal amount thereof) does not exceed $20,000,000 at any time;

(x) Investments by the Company or any of its Subsidiaries in exchange for consideration consisting only of Capital Stock (other than Disqualified Equity Interests) of the Company or Net Cash Proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Equity Interests) of the Company;

(xi) Investments by the Company or any of its Subsidiaries in payroll, commission, travel and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(xii) Investments by the Company or any of its Subsidiaries in the form of loans or advances to employees, officers or directors of the Company or any Subsidiary (A) in the ordinary course of business or (B) in an aggregate amount not to exceed $5,000,000 at any one time outstanding to fund the purchase of Capital Stock of the Company by such Persons;

(xiii) Investments made by the Company or any of its Subsidiaries in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Subsidiaries in connection with such plans;

(xiv) receivables owing to the Company or any Subsidiary and extensions of trade credit in the ordinary course of business;

(xv) [reserved];

(xvi) Investments consisting of licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business; provided that such licensing, sublicensing or contribution of intellectual property is either (x) on a non-exclusive basis or (y) exclusive only within the granted territory;

(xvii) any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Subsidiaries in effect with respect to (A) issuances or refinancings of Indebtedness otherwise permitted hereunder and (B) Acquisitions permitted hereunder and not yet consummated; and

(xviii) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business.

Notwithstanding the foregoing, at the option of the Company by written notice to the Administrative Agent, any Investment that is or is in connection with a Limited Condition Transaction shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Transaction was entered into (and not at the time such Limited Condition Transaction is consummated) and any applicable no Default or Event of Default tests shall be tested in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Transaction was entered into, giving pro forma effect to such Limited Condition Transaction, to any Investment, and to all transactions in connection therewith; provided, that, in any event, no Event of Default under Section 7.2, 7.5 (solely as a result of an event of default under Section 7.2 of the Term Loan Agreement), 7.6 or 7.7 shall exist on the date such Limited Condition Transaction is consummated.

Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 6.15 may be made through substantially concurrent intermediate Investments in Subsidiaries that are not Loan Parties that are part of the same transaction or series of related transactions, and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made, other than in the form of cash or Cash Equivalents, shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this Section 6.15, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.15, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Investment (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Notwithstanding the foregoing, no Investment may be made by a Loan Party after the date hereof that results, directly or indirectly, in any Person that is not a Loan Party owning or holding Material Intellectual Property.

6.16. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any Subsidiary, except:

(i) (A) Permitted Encumbrances and (B) Liens, if any, created under the Loan Documents (including Liens created under the Security Documents securing Obligations);

(ii) Liens existing on the Closing Date and described on Schedule 6.16, but not including any subsequent increase in the principal amount secured thereby;

(iii) Liens on cash or Cash Equivalents securing Indebtedness permitted pursuant to Section 6.18(ix);

(iv) Liens on the Collateral securing the Term Loan Obligations so long as such Liens are subject to the Term Loan Subordination Agreement;

(v) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses or in clause (vii) below; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement (plus accrued interest, fees and expenses in connection with such extension, renewal or replacement) and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such property);

(vi) [reserved];

(vii) Liens arising out of or related to the rights of buyers of accounts under any Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt permitted hereunder;

(viii) Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction; provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Subsidiary;

(ix) Liens customary in the banking industry constituting a right of set-off, revocation, refund or chargeback under a customary deposit agreement or under the Uniform Commercial Code of a bank or other financial institution incurred in the ordinary course of business where deposits are maintained by the Company or any Subsidiary;

(x) [reserved];

(xi) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(xii) [reserved];

(xiii) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (w) such security interests secure Indebtedness permitted by Section 6.18(xix), (x) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (y) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (z) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(xiv) Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(xvi) Liens on cash or Cash Equivalents permitted by Section 6.15 securing swap agreements in the ordinary course of business submitted for clearing in accordance with applicable law;

(xvii) Liens in favor of a Loan Party in the ordinary course of business or for a bona fide business purpose;

(xviii) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Subsidiary; provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;

(xix) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Subsidiaries to a seller after the consummation of an Acquisition;

(xx) Liens not otherwise permitted by the foregoing provisions of this Section 6.16; provided that the aggregate outstanding amount secured by all such Liens shall not at any time exceed $25,000,000; provided, further, that the amount of Indebtedness for borrowed money secured by such Liens shall not at any time exceed $10,000,000;

(xxi) on and after the Closing Date, Liens securing obligations in respect of any Indebtedness outstanding pursuant to Section 6.18(xxi);

(xxii) Liens on Collateral securing obligations in respect of Permitted Refinancing Indebtedness permitted to be outstanding under this Agreement and to the extent such Liens are permitted pursuant to the proviso to clause (e) of the definition of “Permitted Refinancing Indebtedness”; and

(xxiii) Liens incurred in connection with Prepetition Indebtedness (as defined in the Term Loan Agreement) to the extent the release of such Liens will be documented within 180 days (or such later date as is acceptable to the Administrative Agent) after the Closing Date (as defined in the Term Loan Agreement).

For purposes of determining compliance with this Section 6.16, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 6.16, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Lien (or any portion thereof) in any manner that complies with this Section 6.16 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.17. Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate unless such transaction, payment or transfer is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company and/or such Subsidiary, (c) solely between or among the Company and the other Guarantors, or solely among non-Guarantor Subsidiaries, (d) upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction; provided, that (x) in the event such transaction involves an aggregate consideration in excess of $10,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate transaction satisfies the criteria in clause (d)) and (y) in the event such transaction involves an aggregate consideration in excess of $50,000,000, the Company has received a written opinion from an independent financial advisor stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate, (e) a Restricted Payment permitted by Section 6.25, or (f) an Investment permitted by Section 6.15; provided that any Investment in an External Subsidiary will be made on commercially reasonable terms.

6.18. Indebtedness. The Company will not, and will not permit any Subsidiary, to create, incur or suffer to exist any Indebtedness, except:

(i) the Advances and the other Obligations under the Loan Documents;

(ii) Indebtedness of the Company and its Subsidiaries existing as of the Closing Date and set forth on Schedule 6.18;

(iii) Indebtedness consisting of avals by any of the Company or its Subsidiaries for the benefit of, and with respect to obligations that are not classified as Indebtedness of, any of the Company or its Subsidiaries, that are entered into in the ordinary course of business and consistent with standard business practices;

(iv) the Term Loan Obligations to the extent the Term Loan Obligations are subject to the Term Loan Subordination Agreement;

(v) any Permitted Refinancing Indebtedness in respect of any Indebtedness referred to in clauses (i), (ii) or (iv) above;

(vi) Indebtedness arising from (A) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (B) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(vii) [reserved];

(viii) Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection any Acquisition or Disposition otherwise permitted under this Agreement;

(ix) Indebtedness incurred by the Company or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, custom, appeal and similar bonds, completion guarantees (not for borrowed money) and indemnity agreements related to any of the foregoing, provided in the ordinary course of business;

(x) Integrated Service Contract Debt in an amount not to exceed $50,000,000;

(xi) Indebtedness incurred in connection with bona fide cash pooling arrangements and bona fide cash management that are consistent with past practice in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;

(xii) [reserved];

(xiii) other Indebtedness of the Company and its Subsidiaries; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness does not exceed $25,000,000;

(xiv) Guarantee Obligations in respect of Indebtedness permitted under this Section 6.18; provided that (A) if any Indebtedness that is guaranteed is subordinated to the Obligations then any Guarantee Obligations in respect of such Indebtedness shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so guaranteed is subordinated to the Obligations, (B) such Guarantee Obligations shall be incurred in compliance with Section 6.15, and (C) no such permitted Indebtedness of an External Subsidiary shall be guaranteed by a Loan Party unless otherwise permitted pursuant to Section 6.15;

(xv) Indebtedness consisting of the financing of insurance premiums;

(xvi) Indebtedness in respect of swap agreements permitted by Section 6.21;

(xvii) Indebtedness among the Company and its Subsidiaries (including between or among Subsidiaries) incurred in accordance with Section 6.15;

(xviii) [reserved];

(xix) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not in contemplation thereof), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (x) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $10,000,000 at any time outstanding;

(xx) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(xxi) Indebtedness arising from letters of credit or similar facilities for the Company and its Subsidiaries and working capital facilities of, or for the benefit of, any Foreign Subsidiary in an aggregate principal amount at any time outstanding not to exceed $100,000,000 less any Indebtedness incurred pursuant to clause (xiii) of this Section 6.18.

Notwithstanding anything in this Section 6.18 to the contrary, (x) any Indebtedness owing by any Loan Party to any External Subsidiary shall be (a) unsecured and (b) expressly subordinated to the prior Payment in Full in cash of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted); provided that such Indebtedness shall be incurred in compliance with Section 6.15, and any intercompany Indebtedness that exceeds $10,000,000 will only be permitted to the extent that the Company reports such Indebtedness to the Board of Directors in the regular fiscal quarter reporting immediately following the incurrence of Indebtedness that caused aggregate intercompany Indebtedness to exceed $10,000,000 in compliance with Section 6.11.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the Exchange Rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.18. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral. Further, for purposes of determining compliance with this Section 6.18, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 6.18, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.18 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement and all Indebtedness (other than in respect of swap agreements and Cash Management Obligations) permitted to be incurred or outstanding pursuant to Section 6.18(i) or 6.18(iv), shall at all times be deemed to have been incurred pursuant to Section 6.18(i) or 6.18(iv), as applicable.

6.19. Negative Pledge Clauses. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) restrictions and conditions in this Agreement, the other Loan Documents, any Indebtedness permitted by Section 6.18(i), any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred or outstanding pursuant to Section 6.18 to the extent such agreements contain applicable Lien restrictions, in the good faith determination of the Company, not materially less favorable to the Lenders than those contained in customary documentation governing similar Indebtedness in the market at the time of such incurrence, and any Permitted Refinancing Indebtedness in respect thereof, (b) customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.14 pending the consummation of such Dispositions, (c) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon, (d) customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien), (e) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (f) restrictions and conditions binding on a Subsidiary or its assets at the time such Subsidiary first becomes a Subsidiary or such assets were first acquired by such Subsidiary (other than a Subsidiary that was a Subsidiary on the Closing Date or assets owned by any Subsidiary on the Closing Date), so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary or assets being acquired, (g) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (h) [reserved], (i) with respect to bank deposit accounts, cash sweep arrangements, cash management services or cash pooling arrangements, conditions that require consent of the bank before any lien or pledge arrangement securing obligations and liabilities of the Company or any Subsidiary are enacted (with each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions) or (j) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Company, such conditions would not have a Material Adverse Effect on the ability of the Company to satisfy its Obligations hereunder.

6.20. Limitation on Restrictions on Subsidiary Distributions. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party, (ii) make loans or advances to or Investments in any Loan Party or (iii) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) restrictions and conditions existing under the Loan Documents, any other Indebtedness permitted by Section 6.18(i), any credit agreements, indentures or other agreements governing Indebtedness permitted to be incurred pursuant to Section 6.18 to the extent such agreements’ applicable restrictions will not materially impair the Company’s ability to make principal or interest payment on the Obligations, and any Permitted Refinancing Indebtedness in respect thereof, (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (c) any restrictions with respect to assets encumbered by a Permitted Lien so long as such restriction applies only to the assets encumbered by such Permitted Lien, (d) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries, (e) [reserved], (f) applicable Requirements of Law, (g) customary restrictions and conditions contained in any agreement relating to the Disposition of any property not prohibited by Section 6.14 pending the consummation of such Disposition, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Company, (i) any instrument governing Indebtedness permitted pursuant to Section 6.18 and assumed in connection with any Acquisition permitted pursuant to Section 6.15 and, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; or (j) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (b), (h) or (i) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided, further, that this Section 6.20 shall not apply to encumbrances or restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices.

6.21. Swap Agreements. The Company will not, and will not permit any Subsidiary to, enter into or remain a party to any Swaps for purposes of financial speculation.

6.22. Keepwell. If the Company or any other Loan Party is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, the Company and each such Loan Party hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.22, or otherwise under this Agreement or any other Loan Document, voidable under applicable Laws, including applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.22 shall remain in full force and effect until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 6.22 constitute, and this Section 6.22 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

6.23. [Reserved].

6.24. [Reserved].

6.25. Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except:

(a) any Subsidiary may make Restricted Payments to the Company or any Subsidiary; provided that, in the case of Restricted Payments to (i) any Subsidiary, the Capital Stock of which is not 100% pledged as Collateral or (ii) an External Subsidiary, such Subsidiary shall receive no more than such Subsidiary’s ratable share of the Restricted Payment;

(b) [reserved];

(c) the Company may make payments in cash in lieu of the issuance of fractional shares or may repurchase partial interests in its Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Capital Stock;

(d) repurchases of Capital Stock deemed to occur as a result of Capital Stock being utilized to satisfy tax withholding obligations upon (A) the exercise of stock options or (B) the vesting of other equity awards that constitute Capital Stock;

(e) the Company may repurchase its Capital Stock upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Capital Stock;

(f) the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company (including related restricted stock, restricted stock units, stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Company or any of its Subsidiaries (or the estate, heirs, family members or former family members of any of the foregoing) (collectively, “Covered Persons”); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Default or Event of Default exists or would result therefrom, (B) the aggregate amount of Restricted Payments made under this clause (f) in any fiscal year does not exceed (x) $2,500,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from the immediately preceding fiscal year (but not fiscal years ended prior to the Closing Date) which was not expended by the Company for Restricted Payments in such fiscal year (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (f) in such fiscal year) plus (z) the net cash proceeds of any “key-man” life insurance policies of the Company or any of its Subsidiaries that have not been used to make any repurchases, retirements or acquisitions under this clause (f); provided, further, that cancellation of Indebtedness owing to the Company or any Subsidiary from Covered Persons in connection with a repurchase of such securities of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 6.25;

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) [reserved]; and

(k) Restricted Payments pursuant to any equity incentive or other compensation or management incentive plan (or successor thereto) duly adopted by the Board of Directors of the Company for its employees, officers, directors and/or independent contractors (x) in the form of the issuance of Capital Stock of the Company or (y) if and to the extent approved by the Board of Directors of the Company, in cash or any other form.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.25 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.25 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

6.26. Certain Payments of Indebtedness. The Company will not, and will not permit any Subsidiary to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Junior Debt and in each case any Permitted Refinancing Indebtedness in respect thereof (collectively, the “Restricted Indebtedness”) except for (a) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, with the proceeds of any Permitted Refinancing Indebtedness in respect of such Restricted Indebtedness that is permitted by Section 6.18; (b) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements with prepayment amounts declined by the Revolving Lenders pursuant to Section 2.6.11; (c) [reserved]; (d) repayments of intercompany Indebtedness (i) owing to the Company or another Loan Party, (ii) owing to an External Subsidiary from another External Subsidiary and (iii) owing to an External Subsidiary from a Loan Party in connection with bona fide cash management activities consistent with past practice; and (e) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements in respect of the Term Loan Obligations so long as, (i) both immediately before and after giving effect to such payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, no Default or Event of Default exists and (ii) upon giving effect to the making of such payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, the Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.33.

6.27. Amendments to Certain Agreements. The Company will not, and will not permit any Loan Party to amend, supplement, terminate, replace or waive or otherwise modify:

(a) any Organizational Document of the Company or any Loan Party in a manner, taken as a whole, that is materially adverse to the interests of the Lenders.

(b) any of the Term Loan Documents except to the extent not prohibited under the Term Loan Subordination Agreement.

6.28. Certificate of Beneficial Ownership. The Company will provide to the Administrative Agent and the Lenders: (i) upon request, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and detail acceptable to Administrative Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with applicable Laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any customary policy or procedure implemented by Administrative Agent or such Lender to comply therewith.

6.29. Certain Post-Closing Obligations. Within the time periods after the Closing Date specified in Schedule 6.29 or such later date as the Administrative Agent reasonably agrees to in writing, the Company and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 6.29 that would have been required to be delivered or taken on the Closing Date but for the proviso to Section 4.1(f), in each case, except to the extent otherwise agreed by the Administrative Agent and the Collateral Agent, pursuant to their authority as set forth in the definition of “Collateral and Guarantee Requirement”.

6.30. Use of Proceeds. The proceeds of the Advances made pursuant to Section 2.1(a), (a) on the Closing Date shall be used to effect the Term Loan Refinancing and (b) after the Closing Date shall be used to fund working capital needs and general corporate purposes of the Company. Notwithstanding anything herein to the contrary, after the Closing Date, the Company shall not use the proceeds of any Revolving Advance to prepay the Term Loan Obligations other than (i) up to $50,000,000 per fiscal year or (ii) such additional amounts with the consent of the Administrative Agent.

6.31. Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Company will not, and will not permit any Loan Party nor permit its directors, officers and any employee, nor permit the Company’s Subsidiaries, to become a Sanctioned Person. The Company will not, and will not permit any Loan Party to, do any of the following, nor permit its directors and officers, and any employee, agent, or Affiliate acting on behalf of the Company in connection with this Agreement, nor permit the Company’s Subsidiaries, to: (a) directly or, to the knowledge of the Company, indirectly provide, use, or make available the proceeds of any Advance hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that would result in a violation by any Person of applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions

(including any Agent, Issuer, any Lender, underwriter, advisor, investor, or otherwise) or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions; (b) repay any Advance with Blocked Property or funds derived from any unlawful activity; or (c) permit any Collateral to become Blocked Property.

6.32. [Reserved].

6.33. Financial Covenants.

(a) Leverage Ratio. The Company and its Subsidiaries shall maintain as of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2024, a Leverage Ratio of not greater than 5.25 to 1.00 for the four (4) fiscal quarter period ended as of the end of each such fiscal quarter.

(b) Minimum Qualified Cash. The Company and the Loan Parties shall maintain, as of the end of each Business Day, Qualified Cash of no less than $65,000,000.

Notwithstanding anything to the contrary in this Article VI, nothing in this Article VI shall prohibit the consummation of any of the transaction steps described in the Restructuring Steps Memorandum in accordance with the Chapter 11 Plan (including, for the avoidance of doubt, any Restructuring Transactions that pursuant to the Chapter 11 Plan may take place after the effectiveness of the Chapter 11 Plan).

ARTICLE VII

EVENTS OF DEFAULT

The existence of any one or more of the following events shall constitute an Event of Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent or the Collateral Agent in any Loan Document, in connection with any Advance, or in any certificate or information delivered in writing in connection with any Loan Document, shall be false in any material respect (without duplication of other materiality qualifiers contained therein) (or, with respect to Section 5.23, any respect) on the date as of which made.

7.2. Nonpayment of principal of any Obligations when due, or nonpayment of interest on any Obligations within five Business Days after same becomes due, or nonpayment of any other Obligations under any of the Loan Documents within five Business Days after same becomes due.

7.3. The breach by any Loan Party of any of the terms or provisions in Sections 6.2, 6.3, 6.9, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.25, 6.26, 6.27, 6.29, 6.30, 6.31, and/or 6.33.

7.4. The breach by any Loan Party of, or other default by any Loan Party under, any of the terms or provisions of this Agreement or any other Loan Document (other than a breach or Default which constitutes an Event of Default under Section 7.1, 7.2 or 7.3) which is not remedied within 30 days (or 15 days in the case of Section 6.1(ii)) after written notice from the Administrative Agent; provided that, solely with respect to Section 6.1(i) or (ii), if the Company is permitted to file its applicable annual report on Form 10-K by the rules and regulations of the SEC on a date that is later than 90 days of the end of the fiscal year of the Company (in the case of Section 6.1(i)) or its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC on a date that is later than 45 days of the end of the fiscal quarter of the Company (in the case of Section 6.1(ii)), as applicable, the length of such remedy period shall be reduced on a day-for-day basis by each day by which the required delivery period under Section 6.1(i) or (ii) is extended beyond 90 or 45 days, as applicable.

7.5. Failure of the Company or any of its Subsidiaries to pay when due any principal of, or premium or interest on (beyond any applicable grace period therefor) any Indebtedness or net obligations under any Swap to the extent such Indebtedness and/or net obligations aggregate in excess of $50,000,000 (“Material Indebtedness”); or the default by the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any “Event of Default” exists under the Term Loan Documents, which “Event of Default” shall not have been cured or waived if the effect thereof is to accelerate, or permit the acceleration of, the Term Loan Obligations.

7.6. Other than the Chapter 11 Cases, the Company or any of its Subsidiaries (other than an Immaterial Subsidiary), shall (i) make an assignment for the benefit of creditors, (ii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, interim receiver, monitor, administrator, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property, (iii) institute any proceeding seeking an order for relief under any existing or future Bankruptcy Law, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, administration, reorganization, moratorium, arrangement, adjustment or composition of it or its debts or seeking similar relief under any Bankruptcy Law or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (iv) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (v) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vi) not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7. Other than the Chapter 11 Cases, without its application, approval or consent, a receiver, interim receiver, monitor, administrator, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) or any portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, or is reasonably likely to have a Material Adverse Effect.

7.9. One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than judgments covered by insurance issued by an insurer that has accepted coverage and has the ability to pay such judgments) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment which is not effectively stayed for a period of 30 consecutive days.

7.10. Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code; or notice of intent to terminate a Plan with Unfunded Liabilities in excess of $50,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in excess of $50,000,000 in respect of, or to cause a trustee to be appointed to administer any Material Plan; or the determination by the PBGC of liability in excess of $50,000,000 on any member of the Controlled Group pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a payment obligation in excess of $50,000,000.

7.11. The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation related to any Environmental Law or Hazardous Substance, including pertaining to the Release by the Company or any of its Subsidiaries or any other Person of any Hazardous Substance, or any violation of any applicable Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.12. The occurrence of any Change of Control.

7.13. On and after the Closing Date, any Lien purported to be created on any material portion of the Collateral under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on such Collateral (subject to Permitted Liens), except in connection with a release of such Collateral in accordance with the terms of this Agreement.

7.14. This Agreement, any Guaranty or any Security Document (after effectiveness thereof) shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or any Loan Party shall so state in writing, in each case other than in connection with a release of any Guaranty or security interest in accordance with the terms of this Agreement.

7.15. The obligations under the Term Loan Agreement shall cease to be validly subordinated to the Obligations of the Loan Parties, as provided in the Term Loan Subordination Agreement, other than due to any action or inaction of the Administrative Agent, any Lender or any of their respective Affiliates.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration.

(a) If any Event of Default described in Section 7.6 or 7.7 exists, the obligations of the Lenders to make Advances hereunder and the Commitments shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and without any election or action on the part of the Administrative Agent or any Lender.

(b) If any Event of Default exists (other than an Event of Default described in Section 7.6 or 7.7), the Required Lenders may terminate or suspend the obligations of the Lenders to make Advances and the Commitments hereunder, or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.

(c) Further, if the Obligations are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default, as a result of the commencement of a proceeding under any Bankruptcy Law, by operation of law or as a result of an acceleration thereunder, the amount of principal of and premium on the Obligations that becomes due and payable shall equal 100% of the principal amount of the Obligations then due on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Obligations accelerated or otherwise becoming due.

8.2. Amendments.

8.2.1 Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Default or Event of Default hereunder; provided, however, no such supplemental agreement shall, (a) without the consent of the Administrative Agent, modify any rights or obligations of any kind of the Administrative Agent or (b) without the consent of the Collateral Agent, modify any rights or obligations of any kind of the Collateral Agent, and provided further, that no such supplemental agreement shall,

(a) without the consent of each Lender directly and adversely affected thereby:

(i) increase the Revolving Commitment Percentage or the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender and shall require the consent of the Required Lenders only);

(ii) extend the final maturity of any Advance or Commitment (it being understood that a waiver of any condition precedent or of any Event of Default (other than an Event of Default under Section 7.2), mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any Advance or Commitment of any Lender and shall require the consent of the Required Lenders only) or forgive all or any portion of the principal amount thereof (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default (other than a Default or an Event of Default, in each case, under Section 7.2) or mandatory prepayment shall not constitute a reduction in principal and shall require the consent of the Required Lenders only), or reduce the stated rate of interest (it being understood a waiver of default interest is not a reduction in the stated rate of interest and shall require the consent of the Required Lenders only) or fees or extend the time of payment of interest or fees thereon;

(iii) [reserved];

(iv) [reserved];

(v) amend Section 2.10 or 12.2 or amend or modify, directly or indirectly, any provision of any Loan Document that requires payments to the Lenders to be made on a ratable basis or shared on a ratable basis; or

(vi) directly or indirectly (A) subordinate all or substantially all of the Obligations in right of payment to the prior payment of any other Indebtedness or obligations of the Loan Parties or (B) subordinate the Liens on all or substantially all of the Collateral to any other Lien on such Collateral securing any other Indebtedness or obligations of the Loan Parties;

(b) [reserved];

(c) without the consent of all Lenders:

(i) amend this Section 8.2.1;

(ii) alter, amend or modify the definition of the term “Required Lenders”; or

(iii) release all or substantially all of the Liens on the Collateral securing the Obligations or the Guarantors from the Guaranty, provided that for the avoidance of doubt releases pursuant to Section 11.9 will not require any amendment or waiver of this Agreement (it being understood that the determination that any assets acquired after the Closing Date shall not constitute or be required to constitute Collateral shall not be deemed a release of Collateral).

8.2.2 [Reserved].

8.2.3 Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and outstanding Advances of such Defaulting Lender shall be disregarded, in each case except as provided in Section 2.17(c).

8.2.4 [Reserved].

8.2.5 Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice.

8.2.6 Notwithstanding anything to the contrary herein or in any other Loan Document, (a) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent; (b) no modification or waiver of any provision of this Agreement relating to the Collateral Agent shall be effective without the written consent of the Collateral Agent; (c) [reserved]; and (d) the Administrative Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.

8.2.7 Notwithstanding anything to the contrary herein or in any other Loan Document, guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or the Collateral Agent (as applicable) and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent or the Collateral Agent (as applicable), as required hereunder or each acting at the direction of the Required Lenders, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

8.2.8 [Reserved].

8.2.9 Notwithstanding anything contained herein or in any other Loan Document to the contrary, for purposes of any provision herein or in any other Loan Document that requires or permits an Agent to act at the direction of the Required Lenders, the Agent shall be entitled (but not obligated) to approve and/or take such action (and shall be deemed to be acting at the direction of the Required Lenders) if an Agent has provided notice to the Lenders of such contemplated document, instrument, agreement, request or extension and has not received written notice of objection from the Lenders constituting the Required Lenders within five (5) Business Days of providing such notice; provided however, that this Section 8.2.9 shall not apply for purposes of any provision contained herein or in any other Loan Document relating to the enforcement of rights and/or remedies as a result of the existence of a Default or Event of Default.

8.2.10 The Administrative Agent is hereby authorized by the Lenders, at any time in the Administrative Agent’s reasonable discretion, regardless of (a) the existence of a Default or an Event of Default, (b) whether any of the other applicable conditions precedent set forth in Section 4.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (c) any other contrary provision of this Agreement, to make Revolving Advances to Company on behalf of Revolving Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations (“Protective Advances”); provided, however, that the consent of the Company shall be required for any Protective Advance unless an Event of Default exists and the Administrative Agent has provided notice to the Company of such Protective Advance. Revolving Lenders shall be obligated to fund such Protective Advances and effect a settlement with the Administrative Agent therefor upon demand of the Administrative Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Revolving Lenders as provided for in this Section 8.2.10, any such Protective Advances funded by the Administrative Agent shall be deemed to be Revolving Advances made by and owing to the Administrative Agent, and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender with respect to such Revolving Advances.

8.3. Preservation of Rights. No delay or omission of the Lenders, the Administrative Agent or the Collateral Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of an Event of Default or the inability of the Company to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2 (or the Administrative Agent with the written consent of the Lenders required pursuant to Section 8.2), and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Collateral Agent and the Lenders until the Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) have been Paid in Full.

ARTICLE IX

[RESERVED]

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Loan Documents and the making of the Advances herein contemplated.

10.2. [Reserved].

10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4. Entire Agreement; Integration. The Loan Documents embody the entire agreement and understanding among the Company, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders and supersede all prior agreements and understandings among the Company, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders relating to the subject matter thereof other than any separate letter agreements among the Company and the Administrative Agent and/or the Collateral Agent which survive the execution of the Loan Documents.

10.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent and/or the Collateral Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6. Expenses; Indemnification.

(a) The Company shall reimburse the Agents (including any of their respective Affiliates) and each Lender (including any of its respective Affiliates) for any reasonable and documented out-of-pocket costs and expenses (limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of Blank Rome LLP, as counsel to the Agents (plus one firm of local counsel to the Agents in each relevant jurisdiction and one firm of conflicts counsel to the Agents if the Agents determine engaging such counsel is appropriate in their sole discretion)) upon presentation of a statement of all such costs and expenses, paid or incurred by the Agents (including any of their respective Affiliates) and the Lenders (including any of their respective Affiliates) in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents. The Company also agrees to reimburse (i) the Agents and the Lenders for any reasonable out-of-pocket costs and expenses (limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of Blank Rome LLP, as counsel to the Agents (plus one firm of local counsel to the Agents in each relevant jurisdiction and one firm of conflicts counsel to the Agents if the Agents determine engaging such counsel is appropriate in their sole discretion)) paid or incurred by the Agents or any Lender in connection with the collection and enforcement of rights in connection with (A) the Loan Documents or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit and (ii) the Issuer for all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b) The Company hereby further agrees to indemnify the Agents, each Lender and the respective Related Parties of each of the foregoing (each such party, an “Indemnitee”) and hold them harmless from and against all losses, claims, damages, liabilities and related expenses, including without limitation, any reasonable and documented fees and expenses (but limited in the case of fees and expenses, to the reasonable fees, charges and disbursements of Blank Rome LLP, as counsel to the Agents (plus one firm of local counsel to the Agents in each relevant jurisdiction and one firm of conflicts counsel to the Agents if the Agents determine engaging such counsel is appropriate in their sole discretion)) of any such Indemnitee to the extent arising out of, in connection with or as a result of the Transactions, including, without limitation, (i) the financings contemplated thereby, or any transactions connected therewith (including the Transactions) or any claim, litigation, investigation or proceeding (regardless of whether any such Indemnitee is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Company or any of its Subsidiaries) to the extent related to any of the foregoing and (ii) the Release of Hazardous Substances at any real property or facility currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related to the Company or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnitee or any of its Related Parties, (b) [reserved] or (c) any dispute solely among Indemnitees or their respective Related Parties other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role under the Credit Facility and other than claims to the extent arising out of any act or omission on the part of the Company or its Affiliates. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) The obligations of the Company under this Section 10.6 shall survive the termination of this Agreement.

10.7. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.8. Non-liability of Agents and Lenders. The relationship between the Company and the Lenders shall be solely that of borrower and lender. Neither the Administrative Agent, the Collateral Agent nor any Lender shall have any fiduciary responsibilities to the Company. Neither the Administrative Agent, the Collateral Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent, the Collateral Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or material breach of any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent, the Collateral Agent nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, punitive, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents, the Transactions or the other transactions contemplated thereby.

10.9. Confidentiality.

(a) Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable laws or regulations, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide the Company with prompt notice of any such required disclosure so that the Company may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.9, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) as permitted by Section 13.2 hereof, (viii) with the consent of the Company or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.9 or any agreement contemplated by this Section 10.9 or (2) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis from a source other than the Company (and not in breach of this Section 10.9 or any agreement contemplated by this Section 10.9). For the purposes of this Section 10.9, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Company or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 10.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Notwithstanding the above, nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents.

(c) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.9(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT

HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS ACKNOWLEDGES THAT SOME OR ALL OF THE INFORMATION AS DEFINED IN SECTION 10.9(a) IS OR MAY BE PRICE SENSITIVE INFORMATION AND THAT THE USE OF SUCH INFORMATION MAY BE REGULATED OR PROHIBITED BY APPLICABLE LEGISLATION INCLUDING SECURITIES LAWS RELATING TO INSIDER TRADING AND EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS UNDERTAKES NOT TO USE ANY INFORMATION FOR ANY UNLAWFUL PURPOSE.

(e) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.10. Non-reliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Advances provided for herein.

10.11. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.13. Publicity. Each Loan Party and each Lender hereby authorizes the Administrative Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, the Administrative Agent and Lenders, including announcements which are commonly known as tombstones, in such advertising, print media and promotional materials (including, without limitation, on any of the Administrative Agent’s websites) and to such selected parties as the Administrative Agent shall in its reasonable discretion deem appropriate, so long as prior to the first use of any material created with respect thereto, the Company has approved the form of such material and the Administrative Agent has not received a notice from the Company to no longer distribute such material.

ARTICLE XI

THE AGENTS

11.1. Appointment. Each of the Lenders hereby irrevocably appoints (a) the Administrative Agent as its administrative agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and (b) the Collateral Agent as its collateral agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(a) Each of the Lenders authorizes each of the Agents to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to such Agent under or in connection with this Agreement and the other Loan Documents together with any other incidental rights, powers, authorities and discretions.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

11.2. [Reserved].

11.3. Limitation of Duties and Immunities. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties or be held to be a trustee or fiduciary for any Secured Party, regardless of whether a Default or an Event of Default exists, (b) as to any matters not expressly provided for by this Agreement, the Administrative Agent and the Collateral Agent (as applicable) shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in their opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law, (c) except as expressly set forth herein, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent, the Collateral Agent or any of their Affiliates in any capacity, (d) the Collateral Agent reserves the right to conduct a Phase I environmental assessment prior to foreclosing on any real estate Collateral or mortgage Collateral, (e) the Collateral Agent reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk, (f) in the event that, following a foreclosure in respect of any Collateral, the Collateral Agent acquires title to any portion of such Collateral or takes any managerial action of any kind in regard thereto in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA or otherwise cause the Collateral Agent to incur liability under CERCLA or any other Federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court appointed receiver, (g) neither the Administrative Agent nor the Collateral Agent (as applicable) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, Collateral Agent or any of its Affiliates in any capacity; and (h) the duties or obligations of the Administrative Agent as respects the Advances to the Company shall be solely mechanical and administrative in nature. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2.1) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall each be deemed not to have knowledge of any Default or Event of Default unless and until written notice stating such notice is a notice of a Default or an Event of Default thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4. Reliance on Third Parties. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made in writing and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5. Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent or Collateral Agent, as applicable.

11.6. Successor Agent. Any Agent may resign upon 30 days’ notice by notifying the Lenders and the Company. Upon any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor from among the Lenders that is a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall (unless an Event of Default exists) be subject to approval by the Company. The Company may, with the consent of the Required Lenders, by 30 days’ notice in writing to the applicable Agent, remove such Agent and appoint a successor to such Agent.

Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent. Whether or not a successor has been appointed such resignation or removal shall become effective in accordance with the notice given by the Agent or the Company, as applicable, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable.

11.7. Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.

11.8. [Reserved].

11.9. Permitted Release of Collateral and Guarantors.

(a) Automatic Release. If any Collateral is the subject of a Disposition (other than to another Loan Party) which is permitted under Section 6.14, the Liens in such Collateral granted under the Loan Documents shall automatically terminate with respect to such Collateral, and such Collateral will be disposed of free and clear of all such Liens.

(b) Written Release. The Collateral Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is the subject of a Disposition described in clause (a) above upon an Authorized Officer of the Company certifying in writing to the Collateral Agent that the proposed Disposition of Collateral is not to a Loan Party and is permitted under Section 6.14. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party. If the Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 11.9 or the provisions of Section 8.2.

(c) Other Authorized Release and Subordination. The Collateral Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to: (i) subordinate or release the Liens granted to the Collateral Agent to secure the Obligations with respect to any Property which is permitted to be subject to a Lien of the type described in clauses (c), (d) and (f) of the definition of Permitted Encumbrances and clause (vii) of Section 6.16, (ii) release the Collateral Agent’s Liens upon the termination in full of the Commitments and the Payment in Full of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) and (iii) release the Collateral Agent’s Liens upon any Collateral that becomes an Excluded Asset; provided, that if as of the date of the requested release under clause (i): (A) the Company is subject to a proceeding of the type described in Section 7.6 or 7.7, or (B) the Collateral Agent is applying the proceeds of Collateral in accordance with Section 2.10(b), then the Collateral Agent shall not release its Liens until the termination in full of the Commitments and the Payment in Full of all Obligations.

(d) Authorized Release of Guarantors. If the Administrative Agent shall have received a certificate of an Authorized Officer of the Company requesting the release of a Guarantor, certifying that the Administrative Agent is authorized to release such Guarantor because (x) the Capital Stock issued by such Guarantor have been disposed of to a Person other than a Loan Party in a transaction permitted by Section 6.14 (or with the consent of the Required Lenders pursuant to Section 8.2) or (y) such Guarantor is no longer required to provide a Guaranty pursuant to Section 2.18 (including, but not limited to, the release upon or after the Closing Date of any Guarantor that is an Excluded Subsidiary), then the Collateral Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Liens granted to the Collateral Agent to secure the Obligations in the assets of such Guarantor and release such Guarantor from all obligations under the Loan Documents; provided that notwithstanding anything to the contrary herein, no Guarantor shall be released from its obligations under the Loan Documents solely by reason of such Guarantor ceasing to be a Wholly Owned Subsidiary unless such Guarantor ceases to be a Wholly Owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests to a Person that is not an Affiliate of the Company and such sale or transfer is made for a bona fide business purpose of the Company and its Subsidiaries and not for the primary purpose of evading the requirements of Sections 2.18, 6.9 and 6.12. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party.

(e) Intercreditor Arrangements.

(i) Each Agent is authorized to enter into or amend any intercreditor or Subordination Agreement with respect to Indebtedness that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens (other than Liens on Collateral contemplated to rank senior or on an equal priority basis with the Liens securing the Obligations) and which Indebtedness contemplates or would necessitate an intercreditor, subordination or collateral trust agreement (any such agreement, an “Additional Agreement”), and the Secured Parties acknowledge that the Additional Agreements are binding upon them. Each Secured Party (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Additional Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(ii) [Reserved].

11.10. Perfection by Possession and Control. The Collateral Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Collateral Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Collateral Agent in accordance with the terms and provisions hereof.

11.11. Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Person (other than a party hereto) (a “non-Party Secured Party”) that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither any Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any non-Party Secured Party and (b) no non-Party Secured Party that is owed any Obligation shall be included in any voting determinations under the Loan Documents or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. No Agent shall have any liabilities, obligations or responsibilities of any kind whatsoever to any non-Party Secured Party who is owed any Obligation. The Agents shall deal solely and directly with the parties to the Loan Documents in connection with all matters relating to the Loan Documents. The Obligation owed to any non-Party Secured Party that is an Affiliate of a Lender (or a Person that was a Lender at the time of designation of any such obligation as an Obligation) shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

11.12. [Reserved].

11.13. Actions in Concert. Notwithstanding anything contained in any of the Loan Documents, the Company, each Agent and each Lender hereby agree that (A) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in any Guaranty, it being understood and agreed that all powers, rights and remedies under any Guaranty and the Security Documents may be exercised solely by the Administrative Agent or the Collateral Agent (as applicable) for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

11.14. Additional Exculpatory Provisions.

(a) Neither the Administrative Agent nor the Collateral Agent:

(i) shall be liable for any action taken or not taken by it, in each case, in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent and Collateral Agent in writing by the Company or a Lender;

(ii) shall be responsible for or have any duty to ascertain or inquire into: (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the existence of any Default or Event of Default; (4) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (5) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to ensure that any Liens granted to the Collateral Agent pursuant to this Agreement or any other Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, or (6) the satisfaction of any condition set forth in Article IV or elsewhere herein or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any responsibility, for or liability with respect to, monitoring compliance of any other party to the Loan Documents or any other document related hereto or thereto. Neither the Administrative Agent nor the Collateral Agent shall have any duty to monitor the value or rating of any Collateral on an ongoing basis. Other than in respect of legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Collateral or Security Documents, the Administrative Agent and Collateral Agent are not authorized to act on behalf of a Lender (without first obtaining that Lender’s prior written consent) in any legal or arbitration proceedings relating to this Agreement or any Loan Document;

(iii) shall be accountable for the use or application by any Person of disbursements properly made by the Administrative Agent or the Collateral Agent in conformity with the provisions of the Loan Documents or of moneys received from the Loan Parties; or

(iv) shall be required to take any action, perform any duties or responsibilities or exercise any rights, powers, authorities or discretions that, in its opinion or the opinion of its counsel, may lead it to expend its own funds or expose it to liability (financial or otherwise) or that is contrary to any Loan Document or applicable law (for the avoidance of doubt, the Administrative Agent and Collateral Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions).

(b) The Collateral Agent and the Administrative Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Collateral Agent and the Administrative Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, the Collateral Agent and the Administrative Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Lenders. If in the administration of the Loan Documents the Administrative Agent and the Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Agent (unless other evidence shall be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon instructions from the Required Lenders.

(c) In no event shall the Administrative Agent or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(d) None of the Administrative Agent or the Collateral Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter.

(e) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

11.15. [Reserved].

11.16. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.16(b).

(c) Each Lender, Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”)), upon the Administrative Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Company) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such loans to the Company or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Loan Documents with respect to such Erroneous Payment Return Deficiency.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any Guarantor for the purpose of making such Erroneous Payment.

(f) Except as provided in clause (c) above, to the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 11.16 shall survive the resignation or replacement of the Administrative Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.17. Right to Indemnity. Each Lender, in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts) (its “Pro Rata Share”), severally agrees to indemnify each Agent and each of its Affiliates, and each of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents and sub-agents, to the extent that such Agent shall not have been reimbursed by any Loan Party (but without limiting such Loan Party’s reimbursement obligations hereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, or any of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents or sub-agents, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agents are not reimbursed for such expenses by the Company or another Loan Party. Amounts payable pursuant to this Section 11.17 shall be payable on demand.

11.18. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person become a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, any Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general separate accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, any Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any Guarantor, that no Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any other Loan Document or any other documents related hereto or thereto).

The agreements in this Article XI shall survive the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE XII

SETOFF; ADJUSTMENTS AMONG LENDERS

12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default exists, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Company may be offset and applied toward the payment of the Obligations owing by the Company; provided, that if any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from the Company (other than payments received pursuant to Section 3.2, 3.3, 3.4, 10.6 or as otherwise expressly set forth in this Agreement) in a greater proportion than that received by any other Lender on its Obligations owing from the Company, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to the Company held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to the Company. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives any protection for its Obligations or such amounts which may be subject to setoff from or with respect to the Company, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such protection ratably in proportion to their Obligations owing by the Company. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.1. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 13.1) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than an Ineligible Person or a Disqualified Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under 7.2, 7.6 or 7.7 exists, any other assignee, and provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitments and Advances to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Advances, the amount of such Commitment or Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under Sections 7.2, 7.6 or 7.7 exists or if the assignment is to another Lender or an Affiliate of a Lender;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Commitments or Advances;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent in its sole discretion) with a processing and recordation fee of $3,500; provided that (i) no such fee shall be payable in the event of an assignment by a Lender to an Affiliate or Approved Fund of such Lender and (ii) only one such fee shall be payable in the event of related assignments to or from a Lender and one or more of such Lender’s Affiliates or Approved Funds; and

(D) the assignee, if it has not already done so, shall deliver to the Administrative Agent any tax forms required by Section 3.4(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 13.1, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, managed, underwritten, advised or subadvised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages or subadvises a Lender.

(iii) [Reserved].

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 13.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, subject to paragraph (d) of this Section 13.1, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.4 (subject to the requirements and limitations of Section 3.4) and 10.6 and the obligations of Section 10.9 with respect to Information (as defined in such Section) received by it while a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 13.1.

(v) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.4(f) (unless the assignee shall already have provided such forms), the processing and recordation fee referred to in paragraph (b) of this Section 13.1 and any written consent to such assignment required by paragraph (b) of this Section 13.1, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities, other than an Ineligible Person or, to the extent a list thereof has been posted by the Administrative Agent to all the Lenders, Disqualified Lenders (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (i) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (ii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 8.2.1 that affects such Participant. Subject to paragraph (d) of this Section 13.1, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.1, except as provided under Section 13.1(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts of and stated interest on each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) No Participant shall be entitled to receive any greater payment under Section 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 13.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.2. Dissemination of Information. The Company authorizes each Lender to disclose, solely in compliance with applicable laws, to any Participant or potential assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Loan Documents and the creditworthiness of the Company and its Subsidiaries (including the Disqualified Lender list), provided that each Transferee and prospective Transferee agrees to be bound by Section 10.9.

ARTICLE XIV

NOTICES

14.1. Notices. Except as otherwise permitted by Section 2.2 with respect to Approved Electronic Communications, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party:

(a)	in the case of the Company to:

Diebold Nixdorf, Incorporated

50 Executive Pkwy

Hudson, Ohio 44236

Attention: Executive Vice President and

     Chief Financial Officer

Telecopy No.: 330-490-6823

Telephone: 330-490-6713

E-mail: james.barna@diebold.com

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Kevin Samuels

Telephone: 216-586-7196

Email: kmsamuels@jonesday.com

(b)	in the case of the Administrative Agent and the Collateral Agent:

PNC Bank, National Association

1900 East 9th Street

YB-13-125B

Cleveland, Ohio, 44114

Attention:   Dean Newman

Telephone:  (216) 222-3656

Email:    dean.newman@pnc.com

with a copy to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, Pennsylvania 19103

Attention:   Michael C. Graziano

Telephone:   (215) 569-5387

Email:    graziano@blankrome.com

(c) [reserved]

(d) in the case of any Lender, at its address or e-mail address set forth in its Administrative Questionnaire or as otherwise established pursuant to an Assignment and Assumption (and the related Administrative Questionnaire); or

(e) in the case of any party, at such other address or e-mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Collateral Agent and the Company in accordance with the provisions of this Section 14.1.

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by electronic transmission, when transmitted and received (with an appropriate confirmation of receipt of delivery and during normal business hours), all pursuant to procedures approved by the Administrative Agent, provided that the approval of such procedures may be modified or revoked by the Administrative Agent from time to time with reasonable prior notice to the Company and may be limited to particular notices or other communications, or (iii) if given by any other means, when delivered at the address specified in this Section 14.1; provided that notices to the Administrative Agent or the Collateral Agent under Article II shall not be effective until received.

Any communication or document made or delivered to the Company in accordance with this Section 14.1 will be deemed to have been made or delivered to the Company and each Subsidiary.

14.2. Change of Address. The Company, the Administrative Agent, the Collateral Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XVI

CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY

16.1. Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

16.2. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.2.

16.3. Submission to Jurisdiction; Waivers.

(a) Each party hereto hereby irrevocably and unconditionally:

(i) submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided, that nothing contained herein or in any other Loan Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (i) of this Section 16.3;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address specified in Section 14.1, or (in the case of the Company) at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction in which the defendant is domiciled; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

(b) Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or the property thereof in the courts of any jurisdiction where such party is domiciled. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Subsidiary hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in Section 16.3(a)(i) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of the Company at its address for notices set forth in Section 14.1.

16.4. Acknowledgments. The Company hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Administrative Agent, Collateral Agent or Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Administrative Agent, Collateral Agent or Lenders have advised or are advising the Loan Parties on other matters, and the relationship between the Administrative Agent, Collateral Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Administrative Agent, Collateral Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Administrative Agent, Collateral Agent and Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Administrative Agent, Collateral Agent and Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Administrative Agent, Collateral Agent and Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Administrative Agent, Collateral Agent and Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, (g) none of the Administrative Agent or Lenders has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Administrative Agent or Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, Collateral Agent or Lenders or among the Loan Parties and the Administrative Agent, Collateral Agent or Lenders.

ARTICLE XVII

CERTAIN ADDITIONAL MATTERS

17.1. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

17.2. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XVIII

INTERCREDITOR AND/OR SUBORDINATION AGREEMENTS

The Administrative Agent, the Collateral Agent and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor and/or subordination agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor and/or subordination agreement (including the Term Loan Subordination Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor and/or subordination agreement, or to amend any then existing intercreditor and/or subordination agreement, as permitted hereunder. In the event of any conflict or inconsistency between the provisions of each such intercreditor and/or subordination agreement (including the Term Loan Subordination Agreement) and this Agreement, the provisions of such intercreditor and/or subordination agreement (including the Term Loan Subordination Agreement) shall control.

[Signature Pages Follow]

Each of the parties has signed this Agreement effective as of the day and year first above written.

DIEBOLD NIXDORF, INCORPORATED,
as the Company

By:	/s/ James Barna
Name:	James Barna
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and Lender

By:	/s/ Dean Newman
Name:	Dean Newman
Title:	Senior Vice President

[Signature Page to Credit Agreement]